ASSET PURCHASE AGREEMENT




BY AND AMONG





IMO  INDUSTRIES  INC.,

IMO  INDUSTRIES  INTERNATIONAL  INC.

AND

MANNESMANN  CAPITAL CORPORATION











Dated as of November 4, 1994


TABLE OF CONTENTS

                                                          Page

ARTICLE I.    ASSETS TO BE ACQUIRED                          2

1.1.   Sale and Purchase of the Joint Venture Interest       2
1.2.   Acquisition and Transfer of Assets                    2
1.3.   Excluded Assets                                       4
1.4.   Treatment of Liabilities                              6
1.5.   Performance Bonds and Guarantees                     10

ARTICLE II.  PURCHASE PRICE                                 11

2.1.   Purchase Price and Payment                           11
2.2.   Purchase Price Adjustment                            11
2.3.   Allocation of Purchase Price                         15
2.4.   Deferred Purchase Price                              15

ARTICLE III. THE CLOSING                                    18

3.1.   Closing Date                                         18
3.2.   Proceedings at Closing                               18
3.3.   Deliveries by the Seller to the Purchaser            19
3.4.   Deliveries by the JV Seller to the JV Buyer          21
3.5.   Deliveries by the Purchaser to the Seller            22
3.6.   Deliveries by the JV Buyer to the JV Seller          23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER    23

4.1.   Organization and Good Standing                       23
4.2.   Authorization of Agreement                           23
4.3.   No Conflicts                                         24
4.4.   Title to Assets Other than Real Property             25
4.5.   Title to Real Property                               25
4.6.   Joint Venture Interest                               26
4.7.   Consents                                             26
4.8.   Financial Statements                                 26
4.9.   Absence of Certain Developments                      27
4.10.  Material Contracts                                   27
4.11.  Intangible Property                                  29
4.12.  Taxes                                                30
4.13.  Employees and Employee Benefits                      30
4.14.  Litigation                                           32
4.15.  Compliance with Law                                  32
4.16.  Receivables                                          32
4.17.  Inventory                                            32
4.18.  Assets Necessary to Conduct Business                 33
4.19.  Environmental Matters                                33
4.20.  Equipment                                            34
4.21.  Backlog Contracts                                    34
4.22.  Government Contracts                                 34
4.23.  Brokers.                                             34

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER  35

5.1.   Organization and Good Standing                       35
5.2.   Authorization of Agreement                           35
5.3.   No Conflicts                                         36
5.4.   Consents                                             36
5.5.   Availability of Funds                                36
5.6.   Litigation                                           36
5.7.   Brokers                                              36

ARTICLE VI.  COVENANTS OF THE SELLERS                       37

6.1.   Cooperation                                          37
6.2.   Access to Documents; Opportunity to Ask Questions    37
6.3.   Conduct of Business                                  38
6.4.   Consents and Conditions; Assignment of Assets        39
6.5.   HSR Act, Exxon-Florio Amendment and Other Filings    39
6.6.   Release of Certain Liens                             39
6.7.   Subdivision and Construction Approvals               40
6.8.   Novation Agreements.                                 40
6.9.   Environmental Compliance                             40
6.10.  Subleases                                            41

ARTICLE VII.  COVENANTS OF THE PURCHASER                    42

7.1.   Cooperation                                          42
7.2.   Confidentiality                                      42
7.3.   Consents and Conditions                              42
7.4.   HSR Act, Exxon-Florio Amendment and Other Filings    43
7.5.   Novation Agreements.                                 43

ARTICLE VIII. COVENANTS RELATING TO EMPLOYMENT AND
              EMPLOYEE MATTERS                              43

8.1.   Offer of Employment                                  43
8.2.   Collective Bargaining and Other Agreements           44
8.3.   Salaried Pension Plans                               45
8.4.   Welfare Plan                                         47
8.5.   Post-retirement Welfare Benefits                     47
8.6.   Union Plans                                          47
8.7.   Credited Service                                     50
8.8.   Termination Obligations                              50
8.9.   Indemnification                                      50
8.10.  Cooperation                                          51

ARTICLE IX. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS 51

9.1.   Representations, Warranties and Covenants            51
9.2.   HSR Act                                              51
9.3.   No Prohibition                                       52
9.4.   Opinion of the Seller's Counsel                      52
9.5.   Authorizations                                       52
9.6.   Subdivision Approvals                                52
9.7.   Third Party Consents                                 52
9.8.   Title Insurance Policies                             52
9.9.   Exxon-Florio Amendment                               53
9.10.  Delivery of Documents                                53

ARTICLE X. CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS  53

10.1.  Representations, Warranties and Covenants            54
10.2.  No Prohibition                                       54
10.3.  Opinion of the Purchaser's Counsel                   54
10.4.  HSR Act                                              54
10.5.  Delivery of Documents                                55
10.6.  Authorizations                                       55

ARTICLE XI. COVENANTS RELATING TO ENVIRONMENTAL MATTERS AND
            ASBESTOS CLAIMS                                 55

11.1.  ISRA Compliance                                      55
11.2.  Access of the Seller                                 56
11.3.  Participation of the Purchaser                       56
11.4.  The Seller's Failure to Comply                       58
11.5.  Shared Expenses                                      58
11.6.  Connecticut Transfer Act                             59

ARTICLE XII.  ADDITIONAL POST-CLOSING COVENANTS             59

12.1.  Further Assurances                                   59
12.2.  Public Announcements                                 60
12.3.  Post-Closing Covenant of the Seller, the JV Seller
       and the Purchaser                                    61
12.4.  Books and Records; Personnel                         61
12.5.  Non-competition                                      62
12.6.  Review of Major Backlog Contracts                    63

ARTICLE XIII.  INDEMNIFICATION AND RELATED MATTERS          63

13.1.  Indemnification by the Seller                        63
13.2.  Indemnification by the Purchaser                     63
13.3.  Determination of Damages and Related Matters         64
13.4.  Limitation on Indemnification Liabilities            64
13.5.  Survival of Representations, Warranties and Covenants 64
13.6.  Notice of Indemnification                            65
13.7.  Indemnification Procedure for Third-Party Claims     65
13.8.  Exclusive Remedy                                     66
13.9.  Limitation of Obligations                            66
13.10. Purchase Price Adjustment                            66
13.11. Obligations of the JV Seller                         66

ARTICLE XIV.   TERMINATION                                  67

14.1.  Termination                                          67
14.2.  Liabilities After Termination                        67

ARTICLE XV.  MISCELLANEOUS                                  67

15.1.  Certain Definitions                                  67
15.2.  Prorations                                           81
15.3.  Entire Agreement                                     81
15.4.  Governing Law                                        81
15.5.  Transfer Taxes                                       81
15.6.  Expenses                                             82
15.7.  Table of Contents and Headings                       82
15.8.  Notices                                              82
15.9.  Severability                                         83
15.10. Binding Effect; No Assignment                        83
15.11. Amendments                                           83
15.12. Waiver of Compliance with Bulk Transfer Laws         84
15.13. Counterparts                                         84
15.14. Third Parties                                        84
15.15. Arbitration; Exclusive Remedy                        84


EXHIBITS AND SCHEDULES


Schedule 1.2(a)         Equipment
Schedule 1.2(d)(i)      Owned Real Property
Schedule 1.2(d)(ii)     Leased Real Property
Schedule 1.2(e)         Intangible Assets
Schedule 1.2(h)         Permits
Schedule 1.3(o)         Excluded Permits
Schedule 2.2            Accounting Principles
Schedule 4.5(d)         Options and Other Rights
Schedule 4.7            Required Consents
Schedule 4.8(a)         Financial Statements of the Divisions
Schedule 4.8(b)         Joint Venture Financial Statements
Schedule 4.9            Certain Developments
Schedule 4.10           Material Contracts
Schedule 4.11(a)        Infringing Intangible Assets
Schedule 4.11(a)(a)     Excluded Intangible Assets
Schedule 4.11(b)        Infringements of Intangible Assets
Schedule 4.11(c)        Licenses of Intangible Assets
Schedule 4.13(a)        Labor Practices
Schedule 4.13(b)(i)     Employee Benefit Plans
Schedule 4.13(b)(ii)    Benefit Arrangements
Schedule 4.13(e)        Employee Benefit Claims
Schedule 4.13(f)        Underfunded Pension Plans
Schedule 4.13(h)        Vesting of Benefits
Schedule 4.14           Litigation
Schedule 4.15           Violations
Schedule 4.16           Receivables
Schedule 4.17           Inventory
Schedule 4.18           Assets Necessary to Conduct Business
Schedule 4.19           Environmental Matters
Schedule 4.21           Backlog Contracts
Schedule 4.22           Government Contracts Over $20,000
Schedule 8.1(b)         Inactive Division Employees
Schedule 8.2            Retained Employment Agreements
Schedule 8.3(b)         Salaried Pension Plan Actuarial Assumptions
Schedule 8.6(a)         Assumed Union Plans
Schedule 8.8            Severance Payments
Schedule 15.1(a)        Joint Venture Leased Real Property
Schedule 15.1(b)(i)     North Plant Property Description
Schedule 15.1(b)(ii)    Alternate North Plant Property Description
Schedule 15.1(c)        Title Exceptions
Schedule 15.1(d)        South Plant Property Description
Schedule 15.1(e)(i)     Unimproved Parcel Property Description
Schedule 15.1(e)(ii)    Alternate Unimproved Parcel Property Description


Exhibit A              Form of Escrow Agreement
Exhibit B              Purchase Price Allocation
Exhibit C              Form of Easement
Exhibit D              Intentionally omitted
Exhibit E-1            Major Subdivision Plan
Exhibit E-2            Alternate Major Subdivision Plan
Exhibit F              Form of Easement to Unimproved Parcel and Parking
                       Easement


ASSET PURCHASE AGREEMENT


ASSET PURCHASE AGREEMENT dated as of November 4, 1994 (the "Agreement"), by and among Imo Industries Inc., a Delaware corporation (the "Seller"), Imo Industries International Inc., a Delaware corporation and a wholly owned subsidiary of the Seller (the "JV Seller" and together with the Seller, the "Sellers"), and Mannesmann Capital Corporation, a New York corporation (the "Purchaser"), it being understood that in respect of all matters pertaining to the Joint Venture Interest the Purchaser is acting for and on behalf of Mannesmann Beheer B.V. (the "JV Buyer").


W I T N E S S E T H:

WHEREAS, the Seller and the JV Seller are engaged in the business of designing, manufacturing, distributing, selling and servicing compression equipment, turbines, boiler feed pumps and centrifugal pumps and parts and components therefor, including parts and services for the relevant aftermarkets (the "Business"), through the Seller's Delaval Turbine division (the "Turbine Division") and through the Seller's wholly-owned subsidiary Deltex Services, Inc. (the "Subsidiary") and the Seller's TurboCare division (collectively, the "TurboCare Division," and together with the Turbine Division, the "Divisions") and through the Joint Venture; and

WHEREAS, the JV Seller has certain valuable rights in respect of Delaval-Stork V.O.F., a Netherlands partnership (the "Joint Venture"); and

WHEREAS, the rights of the JV Seller in respect of the Joint Venture consist of a fifty percent (50%) partnership interest therein and its other rights under the Joint Venture Documents and such rights are herein collectively referred to herein as the "Joint Venture Interest"; and

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, certain of the assets and properties of the Seller and the Subsidiary employed in the Business and, as part of such purchase and sale, the Seller and the Subsidiary desire to assign, and the Purchaser desires to assume, certain of the obligations and liabilities of the Seller and the Subsidiary, subject, in each case, to the exceptions, terms and conditions set forth herein (the "Asset Sale"); and

WHEREAS, the JV Buyer desires to purchase from the JV Seller, and the JV Seller desires to sell and assign to the JV Buyer, the Joint Venture Interest; and

WHEREAS, certain capitalized terms used herein are defined in Section
15.1 hereof;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:






ASSETS TO BE ACQUIRED

Sale and Purchase of the Joint Venture Interest. Upon the terms and subject to the conditions hereinafter set forth, the JV Seller shall assign, transfer, convey and deliver to the JV Buyer and the Purchaser shall cause the JV Buyer to purchase, acquire and accept from the JV Seller, all of the JV Seller's right, title and interest in the Joint Venture Interest.

Acquisition and Transfer of Assets.   Upon the terms and subject to the
conditions hereinafter set forth, the Seller shall sell, assign, transfer, convey and deliver, or shall cause the Subsidiary to sell, assign, transfer, convey and deliver, to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller or the Subsidiary, as the case may be, all of the Seller's or the Subsidiary's right, title and interest in and to the Business and the Assets. The "Assets" shall mean all assets, properties and claims of the Seller and the Subsidiary used or useful in the Business, whether tangible or intangible, as the same exist as of the Closing, provided that the Assets shall not include any Excluded Assets and provided further that the Assets shall include tangible property not located on the Real Property only to the extent it is primarily used in the Business. Without limitation on the generality of the foregoing, the Assets shall include all of the Seller's, or the Subsidiary's right, title and interest in and to the assets, properties, rights, contracts and claims described in the following paragraphs (a) through (n):

all furnishings, furniture, office supplies, vehicles, spare parts, tools, dies, patterns, machinery, equipment, computers and other tangible personal property, including, without limitation, those items of equipment and machinery listed on Schedule 1.2(a) hereto
(collectively, the "Equipment");

all items of inventory, including, without limitation, raw materials, work-in-process, finished goods, supplies, spare parts and samples (including any of the aforementioned owned by the Seller or the Subsidiary but in the possession of manufacturers, suppliers, dealers or others, or in transit) (the "Inventory");

all accounts receivable and all notes receivable (whether short-term or long-term) and all deposits with third parties (other than deferred Tax accounts), together with any unpaid interest and fees accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits (collectively, the "Accounts Receivable");

all of the Seller's right, title and interest in the Owned Real Property set forth on Schedule 1.2(d)(i) hereto and the Leased Real Property set forth on Schedule 1.2(d)(ii) hereto (collectively, the "Real Property"), including all buildings located thereon, any of the fixtures attached thereto and any transferable Permits relating thereto;

except as otherwise provided in Section 1.3(f), all of the Seller's or Subsidiary's right, title or interest in the name "Delaval" and in any other Intellectual Property including, but not limited to, the Intellectual Property listed on Schedule 1.2(e) hereto relating to any Assets and any rights to sue for, and remedies against, past, present and future infringements thereof, and rights of priority and protection of interests therein under the Laws of all jurisdictions throughout the world (collectively, the "Intangible Assets");

all marketing and promotional brochures and materials and other printed and written materials relating to the Seller's and the Subsidiary's ownership of or operation of the Business that the Seller or the Subsidiary are not required by Law to retain (of which the Seller and the Subsidiary may retain duplicates), and duplicates of any such materials that the Seller or the Subsidiary are required by Law to retain;

all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with the operation of the Divisions affecting any of the Assets;

all Permits related to or used in connection with the Divisions or the Assets, including, without limitation, the Permits listed on Schedule 1.2(h) hereto held by the Seller, Divisions or the Subsidiary (to the extent permitted by applicable Law to be transferred) but excluding Permits exclusively relating to or exclusively used in connection with the Excluded Assets, including, but not limited to the South Plant and the Unimproved Parcel;

all Contracts including, without limitation, those listed on Schedule
4.10 hereto;

all deferred and prepaid charges, sums and fees, other than in respect of Taxes and insurance premiums;

all books, records, or other data relating to the Seller's ownership or operation of the Divisions (including, without limitation, customer and supplier lists);

any claims or causes of action relating to the Assets and any counterclaims, set-offs or defenses the Divisions may have with respect to any of the Assumed Liabilities (as defined below);

all goodwill relating to the Business; and

all other assets and properties reflected on the Balance Sheet of the Divisions except assets and properties disposed of in the ordinary course of business between the date thereof and the Closing Date.

Excluded Assets.  Notwithstanding anything to the contrary contained in
Section 1.2 hereof, the Sellers and the Purchaser expressly understand and agree that neither the Seller nor the Subsidiary is hereunder selling, assigning, transferring, conveying or delivering to the Purchaser the following assets, properties, rights, contracts and claims (collectively, the "Excluded Assets"):

cash, bank accounts, certificates of deposits, treasury bills, treasury notes and marketable securities;

all assets and properties of the Seller or any of its Affiliates used by the Seller's Imo Pump division, Warren Pumps Inc. or Imo AB;

except as otherwise specifically provided herein, pension or other funded employee benefit plan assets;

any insurance policy;

except as set forth in Section 6.4 hereof, any of the Seller's right, title or interest in or to any name, mark, trade name or trademark, including, without limitation, any incorporating "Imo" or "Transamerica" and all corporate symbols or logos incorporating "Imo" or "Transamerica," either alone or in combination, and any and all goodwill represented thereby and pertaining thereto;

subject to Section 6.4, the right to use the "Delaval" name in connection with the business currently conducted by the Seller's Delaval Condenser division;

all Contracts that relate solely to the Excluded Assets or the Retained Liabilities;

all prepaid insurance premiums and prepaid Taxes pertaining to the Divisions and all prepaid Taxes, charges, sums and fees pertaining to any of the Excluded Assets or the Retained Liabilities;

any books, records or other data relating to the Seller's or the Subsidiary's ownership or operation of the Divisions not located on the premises of the Divisions and which are part of the Seller's or the Subsidiary's general corporate books and records or required by applicable Law to be retained by the Seller or the Subsidiary; provided, however, that copies of such books, records or other data relating to the Divisions shall be furnished to the Purchaser upon reasonable written request;

except as otherwise set forth in the last sentence of Section 12.1 hereof, all of the Seller's right, title and interest under any Contracts, agreements, licenses, Permits, exemptions, franchises, variances, waivers, consents, approvals or other authorizations or arrangements that are not transferable without consent (unless such consent has been obtained);

any claims for refunds or rebates of any previously paid Taxes, including, without limitation, customs duties, real estate taxes and insurance claims;

any capital stock owned by the Sellers or the Subsidiary (other than the Joint Venture Interest pursuant to Section 1.1);

all of the Seller's right, title or interest in or to the South Plant, including all buildings located thereon, any of the fixtures attached thereto and any Permits exclusively related thereto (but excluding any Equipment or Inventory therein that the Purchaser has elected to have relocated to the North Plant pursuant to the terms of the Transition Agreement dated October 5, 1994 between the Seller and Mannesmann Demag AG (the "Transition Agreement"));

all of Seller's right, title or interest in or to the Unimproved Parcel, including any Permits related thereto;

the Permits listed on Schedule 1.3(o);

all deferred Tax accounts;

subject to Section 6.10, the occupancy rights relating to the office space shared with other Imo divisions at 30 Pioneer Road, Singapore and the Grove House, Marylebone Road, London, England; and

(r)  all assets and properties of the Seller located in Canada.

Treatment of Liabilities. (a) For purposes of this Agreement, the term "Assumed Liabilities" shall mean only the following:

(i) all Liabilities of the Seller and the JV Seller under the Joint Venture Documents and the Liabilities of the JV Seller resulting from the operation of Dutch law or arising out of the conduct of the Business by the Joint Venture (collectively, the "Joint Venture Obligations"), provided that (A) in no event shall the Joint Venture Obligations include any Liability for any corporate income taxes or any franchise taxes based on net income imposed by any taxing jurisdiction with respect to any taxable year or period ending on or before the day immediately preceding the Closing Date, (B) for purposes of clause (A) of this Section 1.4(a)(i), any taxable year or period which begins prior to and ends on or after the Closing Date shall be deemed to end at the close of business on the day immediately preceding the Closing Date based on an interim closing of the books, (C) notwithstanding anything to the contrary in this Section 1.4(a)(i), Joint Venture Obligations shall not include any Liabilities for any Taxes incurred by the Seller, the JV Seller or the Joint Venture on or before the Closing Date that would not have been incurred but for the sale of the Joint Venture Interest contemplated hereby, it being understood that any such Liabilities shall be Retained Liabilities, except as otherwise provided in Section 15.5, and (D) for purposes of clause (C) of this Section 1.4(a)(i), any taxable year or period which begins prior to and ends after the Closing Date shall be deemed to end at the close of business on the Closing Date based on an interim closing of the books.

(ii) the Liabilities which the Purchaser has agreed to assume pursuant to Article VIII and Sections 15.2 and 15.5 hereof;

(iii) on and after the date the Purchaser receives the ISRA Clearance, the On-Site North Plant Environmental Liabilities; and

(iv) the Liabilities of the Seller, the Divisions or the Subsidiary which arise on and after the Closing Date under any Contracts included in the Assets, provided that (A) the foregoing shall not be deemed to modify the definition of the Joint Venture Obligations or the allocation of Liabilities set forth in Article VIII, (B) in respect of products delivered or services performed by the Divisions prior to the Closing Date, the Assumed Liabilities shall include only the Divisions' ordinary course of business obligations to repair or replace products or services which were not delivered in accordance with the applicable Contract (including because such products did not perform in accordance with their specifications) whether such obligations arise because of breach of contract or breach of warranty, and (C) while Assumed Liabilities shall include amounts payable to trade creditors for goods and services supplied to the Divisions prior to the Closing Date, Assumed Liabilities shall not include Liabilities to banks or other parties for borrowed money.

(b) Effective as of the Closing, (i) the Purchaser shall assume and thereafter pay, perform and discharge the Assumed Liabilities, except the Joint Venture Obligations and (ii) the Purchaser shall cause the JV Buyer to assume and thereafter pay, perform and discharge the Joint Venture Obligations. Subject to Section 1.4(g), from and after the Closing, the Purchaser shall, to the extent required by Article XIII, indemnify and hold the Seller and its Affiliates harmless from and against the Assumed Liabilities.

(c) For purposes of this Agreement, the term "Retained Liabilities" shall mean all Liabilities of the Seller, the Subsidiary and their Affiliates relating to the operation of the Divisions prior to the Closing Date of any kind or nature whatsoever, whether due or to become due, absolute, contingent, direct, indirect, asserted, unasserted, known, unknown, choate, inchoate, secured, unsecured, indeterminable or otherwise, except only those which are Assumed Liabilities. By way of example, and not by way of limitation, the term "Retained Liabilities" shall include:

(I) All Liabilities relating to or arising from the Excluded Assets;

(ii) Except as otherwise provided in Sections 15.2 and 15.5, (A) all Liabilities for Taxes of the Seller and its Affiliates, the JV Seller, and the Subsidiary, (B) all Liabilities for Taxes of any affiliated group, joint venture or association, of which any of the Seller, its Affiliates, the JV Seller, or the Subsidiary has at any time been a member and (C) all Liabilities of the Seller, its Affiliates, the JV Seller, and the Subsidiary as a transferee or successor, by contract, or otherwise, for the Taxes of any other Person, provided that except as otherwise provided in the definition of Joint Venture Obligations, all Taxes of the Joint Venture shall be Assumed Liabilities;

(iii) All Liabilities in respect of Asbestos Claims or Pending Asbestos
Claims;

(iv) All Liabilities retained by the Seller as Retained Liabilities under Article VIII hereof;

(v) Except as otherwise provided in Section 1.4(a)(iii), all Environmental Liabilities (including, without limitation, any which might be imposed on the Purchaser or any of its Affiliates by operation of Law) arising out of, resulting from, or relating to the ownership, operations or conduct of the Divisions or the Assets, but only with respect to such Environmental Liabilities that result from, or arise out of, or relate to a state of facts or conditions existing prior to the Closing Date;

(vi) Except as specifically provided in Section 11.5 hereof, all Liabilities arising from or relating to investigating or remediating the Environment of the North Plant pursuant to ISRA until such time as NJDEP issues the ISRA Clearance;

(vii) All Liabilities arising from or relating to compliance with the Connecticut Transfer Act, including, but not limited to, the costs of investigating and remediating any of the Assets located in Connecticut if required by the Connecticut Department of Environmental Protection, but only to the extent such Liabilities result from, or arise out of, or relate to a state of facts or conditions existing prior to the Closing Date;

(viii) Legal Proceedings pending against the Seller or the Subsidiary as of the Closing Date; and

(ix) except as otherwise provided in Section 1.4(a)(iv)(B), all Liabilities arising out of (A) breach of contract, violation of Law, or tortious conduct or (B) services performed or products delivered by the Divisions prior to the Closing Date.

(d) Neither the Purchaser nor the JV Buyer is assuming nor will the Purchaser, the JV Buyer or any of their Affiliates be in any manner whatsoever liable to the Sellers, the Joint Venture, the Subsidiary, their Affiliates or any Governmental Body or other third parties for any of the Retained Liabilities. From and after the Closing, the Sellers shall, to the extent required by Article XIII, indemnify, defend and hold the Purchaser harmless from and against the Retained Liabilities. Notwithstanding the foregoing, to the extent the performance by the Sellers of their obligations in respect of the Retained Liabilities would involve the providing of goods and services of the Business by the Sellers to customers which the Sellers are not able to provide, the Purchaser shall use its best efforts to provide or cause the Joint Venture to provide such goods and services to such customers on Sellers' behalf on a reimbursement basis, the terms of which will be agreed upon between the Sellers and the Purchaser prior to the Closing (the "Reimbursement Basis").

(e) For purposes of this Agreement, the term "Excess Divisional Assumed Liabilities" shall mean 50% of all amounts in excess of the amount by which the sum of the following exceeds $1,500,000: (i) the amount by which the total expenses incurred by the Purchaser and its Affiliates between the Closing Date and the third anniversary thereof to perform the repair and replacement obligations included in Assumed Liabilities by virtue of Section 1.4(a)(iv)(B) exceeds the reserve for such expenses contained in the Final Balance Sheet and (ii) the amount, if any, by which the aggregate Actual Direct Costs in respect of Major Divisional Backlog Contracts exceeds the aggregate of the Base Costs of such Contracts.

(f) For purposes of this Agreement, "Excess JV Assumed Liabilities" shall mean all amounts by which 50% of the sum of "Covered JV Liabilities" exceeds $500,000 and "Covered JV Liabilities" shall mean the Liabilities of the Joint Venture in respect of (i) the amount, if any, by which the aggregate Actual Direct Costs in respect of Major JV Backlog Contracts exceeds the aggregate of the Base Costs in respect of such Contracts, (ii) the amount by which the total expenses incurred by the Joint Venture between the Closing Date and the third anniversary thereof to perform its repair and replacement obligations in respect of products delivered or services performed by the Joint Venture prior to the Closing Date (including repair and replacement obligations for products or services which were not delivered in accordance with the applicable Contract) exceeds the sum of the reserve for such expenses contained in the Final Balance Sheet and (iii) the amount by which the Liabilities incurred by the Joint Venture between the Closing Date and the fifth anniversary thereof in respect of Environmental Liabilities, Taxes which are included in the Joint Venture Obligations, Legal Proceedings pending against the Joint Venture as of the Closing Date and claims for breach of contract (other than those repair and replacement obligations referred to in the preceding subsection (f)(ii)), personal injury or property damage arising out of products delivered or services performed by the Joint Venture prior to the Closing Date exceeds the sum of any reserves therefor contained on the Final Balance Sheet.

(g) From and after the Closing Date, the Purchaser shall maintain and shall cause the Joint Venture to maintain such books and records as are reasonably required to establish the existence and amount of any Excess Divisional Assumed Liabilities and Excess JV Assumed Liabilities (collectively, "Excess Assumed Liabilities"). From time to time after the Closing Date (but subject to the time limits set forth in Sections 1.4(e) and (f)), the Purchaser shall notify the Seller of the nature and amount of any Excess Assumed Liabilities by providing the Seller reasonably detailed information as to the existence and amount thereof promptly after such information is known to the Purchaser. Upon receipt of any such notice, the Seller shall, upon request to the Purchaser, have the right to review such books and records of the Purchaser, the JV Buyer and the Joint Venture as the Seller may request in order to verify the existence and amount of any Excess Assumed Liabilities. Provided the Seller has been given access to review such books and records, within thirty (30) days after the Purchaser has delivered any notice pursuant to this Section 1.4(g), the Seller shall pay the Purchaser an amount equal to the amount of the Excess Assumed Liabilities described in said notice, unless there is a dispute as to the amount of the Excess Assumed Liabilities, provided that in respect of Excess JV Assumed Liabilities the Seller's payment obligations shall be limited to 25% of those Covered JV Liabilities described in Sections 1.4(f)(i) and (ii) and to 40% of those Covered JV Liabilities described in Section 1.4(f)(iii). In the event there is a dispute as to the amount of the Excess Assumed Liabilities, the Seller and the Purchaser shall endeavor in good faith to resolve such dispute, and, if they are unable to resolve such dispute within ninety (90) days after the Purchaser has delivered notice pursuant to this Section 1.4(g), the provisions of
Section 15.15 shall apply.

(h) The parties agree that subject to the Sellers' obligations in respect of the Retained Liabilities, the risk of ownership of the Assets and Joint Venture Interest and the operation of the Business from and after the Closing Date and all Liabilities associated therewith ("Post-Closing Liabilities") shall rest solely with the Purchaser or the JV Buyer, as the case may be.

(I) Nothing contained in Sections 1.4(e) or (f) is intended to modify the definitions of Assumed Liabilities or Retained Liabilities.

Performance Bonds and Guarantees. (a) Subject to Section 1.5(b), at the Closing, the Purchaser will deliver to the Seller replacement (or, to the extent the beneficiary thereof will not permit replacement, back-up) performance bonds and/or letters of credit, in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies, in each case reasonably satisfactory to the Seller, to replace (or, to the extent required, as described above, to collateralize) any performance bonds of the Seller or any of its Affiliates, with respect to the Divisions and to replace any letters of credit securing or in lieu of any obligations of the Seller or any of its Affiliates, with respect to the Divisions (in each case, or portions thereof) remaining outstanding on the Closing Date with respect to which the Seller or any Affiliate of the Seller will have any liability after the Closing Date. Not later than four (4) Business Days prior to the Closing Date, the Seller shall preliminarily advise the Purchaser, and not later than one Business Day prior to the Closing Date, the Seller shall advise the Purchaser in writing of the performance bonds and letters of credit to be replaced or collateralized pursuant to this
Section 1.5 and shall provide true and complete copies of all such performance bonds and letters of credit.

To the extent any performance bonds or letters of credit required to be replaced or collateralized in accordance with Section 1.5(a) were not included in the preliminary advice to the Purchaser, the Purchaser shall use its best efforts to replace or collateralize any such letters of credit or performance bonds at the Closing, and in any event shall replace them no later than the close of business on the fifth Business Day following the Closing Date.




PURCHASE PRICE

Purchase Price and Payment. The aggregate cash purchase price for the Joint Venture Interest, the agreement not to compete set forth in
Section 12.5 (the "Non-Competition Agreement") and the Assets shall be the sum of $124,000,000, subject to adjustment as provided in Sections
2.2 and 2.4 (the "Purchase Price"). The Purchase Price shall be allocated as provided in Section 2.3. Of the aggregate Purchase Price
(a) $109,000,000 shall be due and payable on the Closing Date by wire transfer of immediately available funds to the account or accounts designated by the Sellers in writing to the Purchaser not later than two
(2) Business Days prior to the Closing Date, (b) $5,000,000 will be paid by the Purchaser into an account to be held in escrow pursuant to the terms and conditions of an escrow agreement in the form of Exhibit A hereto (the "Escrow Agreement"), which $5,000,000 shall be used to satisfy any amounts payable by the Seller to the Purchaser pursuant to
Section 2.2(g), and (c) and the balance (the "Deferred Purchase Price") shall be due and payable as provided in Section 2.4.

Purchase Price Adjustment.

As used herein, the term "Closing Net Book Value" shall mean the aggregate of (i) the net book value of the Assets, not including the Joint Venture Interest, less the net book value of the Assumed Liabilities, (ii) fifty percent (50%) of the net book value of the Joint Venture Assets less fifty percent (50%) of the Joint Venture Liabilities and (iii) the net book value of the South Plant Assets as such net book values are determined pursuant to Section 2.2(b) and set forth in the Final Balance Sheet.

Within ninety (90) days after the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement of (i) the net book value of the Assets, not including the Joint Venture Interest, and the Assumed Liabilities, (ii) the net book value of the Joint Venture Assets and the Joint Venture Liabilities and (iii) the net book value of the South Plant Assets as of the close of business on the day immediately preceding the Closing Date, together with footnotes (collectively, the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by the Seller in accordance with GAAP, applied consistently with past practices in the preparation of the Financial Statements, and in accordance with such other accounting principles, practices and methodologies set forth in Schedule 2.2 hereto. The Closing Balance Sheet shall be audited in accordance with United States generally accepted auditing standards by the Seller's independent accountants, Ernst & Young ("Seller's Accountants") and shall be accompanied (within the 90-day period referred to above) by a letter report of Seller's Accountants rendering its opinion that the Closing Balance Sheet presents fairly in all material respects, (i) the net book value of the Assets, not including the Joint Venture Interest, and the Assumed Liabilities, (ii) the net book value of the Joint Venture Assets and the Joint Venture Liabilities and (iii) the net book value of the South Plant Assets, in each case, as of the close of business on the day immediately preceding the Closing Date on the basis of accounting set forth in this Section 2.2(b). The Seller shall cause the Joint Venture's independent accountants, KPMG Peat Marwick, to provide to the Seller's Accountants the financial and auditing information concerning the Joint Venture that is required by the Seller's Accountants to prepare the Closing Balance Sheet and the Seller's Accountants may rely on such financial and accounting information in the preparation of the Closing Balance Sheet and in rendering their opinion thereon.

The Purchaser shall allow the Seller and Seller's Accountants access to the business, books and records and personnel of the Purchaser and the JV Buyer and the workpapers of their independent accountants, KPMG Peat Marwick ("Purchaser's Accountants") (to the extent the Purchaser can afford the Seller with access to such workpapers), prepared subsequent to the date hereof which are relevant to the Closing Balance Sheet, and shall cooperate and direct its personnel and Purchaser's Accountants to cooperate with the Seller and Seller's Accountants, to facilitate preparation and delivery of the Closing Balance Sheet and the accompanying letter report, and in connection with the resolution of any disputes with respect thereto and the determination of the Final Balance Sheet. The Purchaser and its representatives, including Purchaser's Accountants, shall be entitled to review all workpapers of Seller's Accountants (to the extent the Seller can afford the Purchaser with access to such workpapers) prepared subsequent to the date hereof relating to such audit, and to obtain access to the books and records of the Sellers or their Affiliates to the extent necessary for the Purchaser to review the Closing Balance Sheet and to resolve any disputes concerning same.

The Closing Balance Sheet delivered by the Seller to the Purchaser shall be the Final Balance Sheet and shall be conclusive and binding on the parties unless the Purchaser, within the 30-day period after the delivery to the Purchaser of the Closing Balance Sheet, notifies the Seller in writing that the Purchaser disputes any of the amounts set forth therein, specifying the nature of each dispute and the basis therefor (the "Dispute Notice"). Failure by the Purchaser to dispute the amounts reflected in the Closing Balance Sheet within such 30-day period shall be deemed an acquiescence therein by the Purchaser. The parties shall attempt in good faith to reach agreement resolving all of the disputes set forth in the Dispute Notice within thirty (30) days after the Dispute Notice is given by the Purchaser to the Seller, in which event the Closing Balance Sheet, as amended to the extent necessary to reflect the resolution of all such disputes, shall be the Final Balance Sheet and shall be conclusive and binding on the parties. If the parties are unable to resolve any or all of such disputes within the aforesaid 30-day period, the parties shall, promptly after the expiration of such time period, submit for resolution all unresolved disputes to Arthur Andersen & Co., New York office, as an arbiter (the "Arbiter") for resolution; provided, however, that no unresolved disputes shall be submitted to the Arbiter for resolution unless the aggregate of all items in dispute would reduce the Closing Net Book Value by more than $200,000. The parties agree that in the event the parties are unable to resolve any or all disputes within such 30-day period and the aggregate of all items remaining in dispute would reduce the Closing Net Book Value by less than $200,000, then the parties shall be deemed to have acquiesced to such disputed items as they appear on the Closing Balance Sheet. In the event Arthur Andersen & Co., New York office, declines to accept its appointment as Arbiter and the parties cannot agree on the selection of another independent accounting firm to act as Arbiter, either party may request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than thirty (30) days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentation by the Purchaser and the Seller, and not by independent review, those items in dispute on the Closing Balance Sheet and shall render a written report as to the resolution of each dispute and the resulting calculation of the Final Balance Sheet and the Closing Net Book Value. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Arbiter shall have exclusive jurisdiction over, and resort to the Arbiter as provided in this paragraph (d) shall be the sole recourse and remedy of the parties against one another or any other person (including Seller's Accountants or Purchaser's Accountants) with respect to, any disputes arising out of or relating to the Closing Balance Sheet and/or the Final Balance Sheet; and the Arbiter's determination shall be conclusive and binding on the parties and shall be enforceable in a court of law.

The fees and expenses of Seller's Accountants shall be paid by the Seller. The fees and expenses of Purchaser's Accountants shall be paid by the Purchaser. The fees and expenses of the Arbiter shall be borne equally by the Purchaser and the Seller.

As used herein, the term "Final Balance Sheet" shall mean (i) the Closing Balance Sheet if no Dispute Notice is given by the Purchaser within the time period set forth in Section 2.2(d) or (ii) if the Dispute Notice is timely given and all of the disputed items are resolved by mutual agreement of the parties, the Closing Balance Sheet, as amended, if necessary, to reflect such resolution of all disputes, or
(iii) if any or all of the disputed items are submitted to the Arbiter for resolution, the Closing Balance Sheet, as amended, if necessary, to reflect any resolution of any disputes by mutual agreement of the parties and the resolution of all other disputes by the Arbiter.

If the Closing Net Book Value exceeds $52,000,000, the Purchaser shall pay to the Seller the amount of such excess and the amount held under the Escrow Agreement shall be disbursed to the Seller. If the Closing Net Book Value is less than $52,000,000, the Seller shall pay the Purchaser the amount of such difference, said amount to be paid first by disbursement to the Purchaser of amounts held under the Escrow Agreement, provided that if after such disbursement there are funds still held under the Escrow Agreement such funds shall be disbursed to the Sellers. Any payments made by the Purchaser or the Seller, as the case may be, pursuant to this Section 2.2(g) shall be made (i) in the case of any payments other than amounts held under the Escrow Agreement, together with interest thereon from the Closing Date to the date of payment at a rate of eight percent (8%) per annum and (ii) within three
(3) Business Days of the date on which the Final Balance Sheet is determined by wire transfer of immediately available funds to the account designated by the payee.

In the event the Purchaser performs its obligations under Section 2.2(c) and, notwithstanding such performance, the Seller does not deliver the letter report of Seller's Accountants referred to in Section 2.2(b) within the 90-day period referred to in Section 2.2(b), the Purchaser shall then prepare and deliver to the Seller within ninety (90) days after the lapse of such initial 90-day period the Closing Balance Sheet which shall be audited by the Purchaser's Accountants. In such event, the Purchaser and the Seller shall comply with the provisions of Section 2.2(b) (except for the requirement that the Closing Balance Sheet be delivered ninety (90) days after the Closing), (c), (d), (e) and (f) hereof which, for purposes hereof, shall be deemed to have been amended to replace in each case the word "Seller" with "Purchaser" and the word "Purchaser" with "Seller."

(i)  In addition to the other adjustments contemplated by this Section
2.2 and Section 2.4, the Purchase Price shall be reduced by $250,000 for each 5,000 hours by which Actual Production Hours are less than 240,000, provided that the maximum reduction to Purchase Price which may result from this Section 2.2(i) shall be $2,000,000 (said reduction to occur if Actual Production Hours are less than 200,000) and provided further that there shall be no adjustment to the Purchase Price if Actual Production Hours are or exceed 240,000. Between the date of this Agreement and the Closing Date, the Seller shall, and from and after the Closing Date the Purchaser shall, maintain such books and records as are reasonably required to permit the calculation and verification of Actual Production Hours. Not later than January 31, 1996, the Purchaser shall deliver to the Seller a written notice setting forth the Purchaser's calculation of Actual Production Hours and the Purchase Price reduction, if any, required pursuant to this Section 2.2(i) as a result thereof. Upon receipt of such notice, the Seller shall, upon request to the Purchaser, have the right to review such books and records of the Purchaser as the Seller may reasonably request in order to verify the calculation of Actual Production Hours. Provided the Seller has been given such access, within thirty (30) days after the Purchaser has delivered its notice pursuant to this Section 2.2(i), the Seller shall pay to the Purchaser the amount of the Purchase Price reduction set forth in the Purchaser's notice unless there is a dispute as to the amount thereof. In the event there is a dispute as to the amount of the Purchase Price reduction required by this Section 2.2(i), the Seller and the Purchaser shall endeavor in good faith to resolve such dispute and if they are unable to resolve such dispute within ninety (90) days after the Purchaser has delivered its notice pursuant to this Section 2.2(i), the provisions of Section 15.15 shall apply. Any amounts payable by the Seller pursuant to this Section 2.2(i) shall be paid with interest which shall accrue at the rate of eight percent (8%) per annum from the date payment is due (i.e., thirty (30) days after the Purchaser delivered its notice pursuant to this Section 2.2(i)) until paid in full.

Allocation of Purchase Price. The Purchaser and the Sellers hereby agree that the Purchase Price of the Business and the Assets will be allocated as set forth on Exhibit B hereto, which shall include (a) an allocation of the Purchase Price among the Assets, the Joint Venture Interest and the Non-Competition Agreement, and (b) a further allocation among the Assets of the Divisions. Subject to the requirements of any applicable Tax Law, all Tax Returns filed by the Purchaser, the Sellers and the Subsidiary shall be prepared consistently with such allocation. In the event of any purchase price adjustment hereunder, the Purchaser and the Sellers agree to adjust such allocation to reflect such purchase price adjustment and to file consistently any Tax Returns required as a result of such purchase price adjustment. Any payment made by the Sellers in respect of Excess Assumed Liabilities pursuant to Section 1.4(g) shall be deemed to be a purchase price adjustment.

Deferred Purchase Price. The Deferred Purchase Price shall be paid by the Purchaser as follows:

On the third anniversary of the Closing Date (or if such be not a Business Day, on the next Business Day), the Purchaser shall pay to the Seller $5,000,000 by wire transfer of immediately available funds to such account designated by the Seller not later than two (2) Business Days prior thereto; provided, however, that such amount shall be reduced by the sum of (i) the aggregate amount of any funds paid by the Purchaser or any of its Affiliates to defend any product liability claims or other claims of personal injury or property damage that have been asserted respecting alleged exposure to asbestos from products manufactured, sold or distributed by the Seller or the Divisions or any of their predecessors prior to the Closing Date (an "Asbestos Claim"), including, without limitation, all reasonable attorneys' fees, experts' fees, consultants' fees and any other costs and expenses incurred by the Purchaser in connection with any such defense (collectively "Defense Costs"), plus (ii) the aggregate amount of any funds paid by the Purchaser or any of its Affiliates to settle any claim by, or satisfy any judgment or award in favor of, any third party arising out of or resulting from Asbestos Claims, plus (iii), if the Purchaser so elects, the product obtained by multiplying the Pending Asbestos Claim Reserve Amount by the number of then pending and unresolved against the Purchaser or any of its Affiliates ("Pending Asbestos Claims"), provided that upon the final resolution and disposition of all such Pending Asbestos Claims, the Purchaser shall pay to the Seller the amount, if any, by which the amount withheld pursuant to clause (iii) above exceeds the aggregate amount incurred by the Purchaser or any of its Affiliates to any third parties in respect of all such Pending Asbestos Claims and any Defense Costs paid in connection therewith.

On the fifth anniversary of the Closing Date (or if such be not a Business Day, on the next Business Day), the Purchaser shall pay to the Sellers $5,000,000 by wire transfer of immediately available funds to such account designated by the Sellers not later than two (2) Business Days prior thereto; provided, however, that such amount shall be reduced by the sum of (i) the aggregate amount of funds paid by the Purchaser or any of its Affiliates to settle any claim by, or satisfy any judgment or award in favor of, any third party in respect of any Asbestos Claim and any Defense Costs paid in connection therewith (excluding any payments described in Section 2.4(a)(i) or (ii) above) plus (ii), if the Purchaser so elects, the product obtained by multiplying the Pending Asbestos Claim Reserve Amount by the number of any Pending Asbestos Claims (excluding any Pending Asbestos Claims for which the Purchaser has already exercised its holdback rights described in Section 2.4(a)(iii) above) provided that if such product is less than $1,000,000, then the Purchaser shall not be entitled to any deduction in respect of such Pending Asbestos Claims. Upon the final resolution and disposition of all such Pending Asbestos Claims, the Purchaser shall pay to the Sellers the amount, if any, by which the amount withheld pursuant to clause (ii) above exceeds the aggregate amount incurred by the Purchaser or any of its Affiliates to any third parties in respect of all such Pending Asbestos Claims and any Defense Costs paid in connection therewith.

From and after the Closing Date, the Seller shall keep the Purchaser advised concerning the status of Asbestos Claims and the insurance coverage being provided to the Seller in respect thereto by providing the Purchaser such information in respect thereof as the Purchaser may reasonably request, provided, however, the Seller shall not be required to provide any information to the Purchaser that, in the opinion of Seller's counsel, would interfere with or limit any privilege which attaches to such information. The information to be provided pursuant to the foregoing shall include litigation status reports received by the Seller from counsel defending it in the Asbestos Claims. Not later than thirty (30) days nor sooner than sixty (60) days prior to the third and fifth anniversary of the Closing Date, the Seller shall prepare and deliver to the Purchaser, the Seller's calculation of the Pending Asbestos Claim Reserve Amount as of the most recent practicable date prior to such delivery. The Seller shall grant the Purchaser access to such books and records as the Purchaser reasonably requests in order to verify the accuracy of the calculation delivered by the Seller.

In the event that the Seller is on either the third or fifth anniversary of the Closing Date the subject of proceedings under either Chapter 7 or 11 of the U.S. Bankruptcy Code or any successor statutes to the same, then Pending Asbestos Claims shall also include any Asbestos Claim then pending and unresolved against the Seller.

Without limiting the Purchaser's rights under Sections 2.4(a), (b) and
(d) to holdback portions of the Deferred Purchase Price in respect of Pending Asbestos Claims, the Purchaser shall consider and negotiate in good faith with the Seller over the terms of any reasonable alternatives presented by the Seller designed to provide the Purchaser protection in respect of Pending Asbestos Claims which is equivalent to the protection afforded by the Purchaser's holdback rights under Sections 2.4(a) and
(b).

From and after the Closing Date, interest shall accrue on the amount of the Deferred Purchase Price remaining unpaid from time to time at the rate of 10% per annum and shall be payable by the Purchaser to the Seller quarterly in arrears beginning ninety (90) days after the Closing Date, provided that if the Purchaser and its Affiliates have not made any payments of the nature described in Sections 2.4(a)(i) or (ii) or 2.4(b)(i) and the Purchaser nevertheless elects to exercise its rights under Sections 2.4(a)(iii) or (b)(ii) to withhold a portion of the Deferred Purchase Price in respect of Pending Asbestos Claims, then interest shall accrue on the amounts so withheld at the rate of 12.5% per annum for the first year during which the Purchaser is entitled to so withhold, and thereafter at the rate of 15% per annum, and provided further that for the purposes of calculating interest pursuant to this
Section 2.4(f), the Deferred Purchase Price shall be reduced from time to time by the aggregate amount of any amounts of the nature described in Section 2.4(a)(i) or (ii) or Section 2.4(b)(i) paid by the Purchaser or any of its Affiliates.

The Purchaser shall comply with Sections 13.6 and 13.7 hereof in respect of any Asbestos Claims asserted against it or its Affiliates and only in the event and to the extent the Seller fails to timely perform its obligations under Article XIII shall the Purchaser have the right to exercise its rights of setoff set forth in Sections 2.4(a) and (b). Notwithstanding anything in this Agreement to the contrary, Asbestos Claims are retained by the Seller as Retained Liabilities.

Notwithstanding any other provision of this Agreement to the contrary, the Purchaser may at any time in its sole discretion prepay to the Seller the Deferred Purchase Price in whole or part without any penalty.




THE CLOSING

Closing Date. (a) The Closing shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York at 10:00 A.M., on the fifth Business Day after the conditions set forth in Articles IX and X hereof have been satisfied, or at such other place and at such other time and date as may be mutually agreed upon by the Purchaser and the Seller. The date of the Closing is referred to in this Agreement as the "Closing Date."

On the Business Day immediately preceding the Closing Date, the parties shall conduct a pre-closing at the New York offices of Weil, Gotshal & Manges commencing at 9:00 a.m., or at such other place and at such other time as may be mutually agreed upon by the Purchaser and the Seller, at which each party shall present for review by the other parties in execution form all documents required to be delivered by such party at the Closing.

Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the Sellers and the Subsidiary in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by the Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Deliveries by the Seller to the Purchaser. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser the following:

an executed assignment and assumption agreement, dated the Closing Date, in a form reasonably acceptable to the Purchaser and the Seller, transferring to the Purchaser all of the Assets and pursuant to which the Purchaser assumes all of the Assumed Liabilities except the Joint Venture Obligations;

bills of sale, dated the Closing Date, in forms reasonably acceptable to the Purchaser and the Seller;

approvals, certifications or other documentation from or by Governmental Bodies necessary to evidence or signify the successful assignment or transfer to the Purchaser of all Permits relating to the Business or the Assets that are required by Law or this Agreement to be transferred prior to the Closing;

in the event that consummation of the transactions contemplated hereby shall require compliance with the Connecticut Transfer Act and the Seller determines that a Form III is required to be filed with the Connecticut Department of Environmental Protection pursuant thereto, a Form III reasonably acceptable to the Purchaser, duly executed and filed by the Seller or, in the event a Form III is not required, a Form I or Form II, in conformity therewith.

a patent and trademark assignment agreement, in recordable form dated the Closing Date, reasonably acceptable to the Purchaser and the Seller;

limited warranty deeds or the equivalent thereof in the applicable jurisdiction for the Owned Real Property with covenants against grantor's acts in each case dated the Closing Date and in a recordable form reasonably acceptable to the Purchaser and the Seller;

assignment and assumption agreements in respect of Leased Real Property in each case dated the Closing Date and in a form reasonably acceptable to the Purchaser and the Seller;

the certificates signed by a duly authorized officer of the Seller referred to in Section 9.1(c) hereof;

the opinion of counsel for the Sellers referred to in Section 9.4 hereof;

a receipt for the portion of the Purchase Price paid to the Seller at Closing;

an affidavit, in a form reasonably satisfactory to the Purchaser, from each of the Seller, the JV Seller, and the Subsidiary, stating under penalties of perjury the United States taxpayer identification number of the party in question and that such party is not a foreign person within the meaning of Section 1445(b)(2) of the Code;

a grant of easement to the Purchaser for ingress and egress to the North Plant through the Unimproved Parcel and adjacent property of the Seller's Delroyd Worm Gear Division in the form of Exhibit C hereto;

the Permits, plans, surveys and documents related to the Assets (Owned Real Property and Leased Real Property) to the extent in the Seller's possession;

such affidavits as the Purchaser's title insurance company may reasonably request in order to insure title in accordance with the terms of this agreement;

a Certificate of Limited Conveyance, Negative Declaration Approval, No Further Action Letter, Remedial Action Workplan Approval, Remediation Agreement or Amended Administrative Consent Order or other written approval in the form and substance customarily issued by NJDEP, provided that any conditions contained therein which might reasonably be expected to limit or make more costly in any material respect the present or future use of the North Plant by the Purchaser shall be subject to Purchaser's prior reasonable approval, and signed by the NJDEP and, with respect to a Remediation Agreement and an Amended Administrative Consent Order, also signed by the Seller and showing the Seller (and not the Purchaser) as a party liable for and undertaking any and all ISRA compliance activities and obligations, pursuant to ISRA evidencing approval by NJDEP of the transfer of title to the Assets, (including, but not limited to, the North Plant), except for the Excluded Assets related thereto; provided, however, that in the event the Closing takes place pursuant to a Remedial Action Workplan Approval, Remediation Agreement or Amended Administrative Consent Order issued by the NJDEP, the Seller also shall deliver documentation evidencing the establishment of a remediation funding source or other financial assurance in an amount acceptable to NJDEP, if required pursuant to ISRA as implemented by NJDEP, as well as copies of all filings, letters, forms, applications, correspondence and other materials and documentation submitted to or received from NJDEP in the course of securing such NJDEP approval(s), to the extent such have not been provided to the Purchaser previously;

any other approvals, certifications or other documentation required by Law to be issued by or from any Governmental Body evidencing or signifying approval or consent of such Governmental Body of or to the consummation of the transactions contemplated by this Agreement;

evidence reasonably satisfactory to the Purchaser that the Seller has complied with its obligations under Section 6.6 and that the consents required by Section 9.7 have been obtained;

an access and support agreement between the Seller and the Purchaser in a form to be mutually agreed upon by the Seller and the Purchaser (the "Access and Support Agreement");

the Escrow Agreement duly executed by the Sellers;
all required real estate tax transfer returns and affidavits required to transfer the Real Property duly executed by the Seller;

subleases, each in a form reasonably acceptable to the Purchaser and the Seller, pursuant to which the Seller subleases to the Purchaser office space at 30 Pioneer Road, Singapore and Grove House, Marylebone Road, London, England (the "Subleases") duly executed by the Seller;

a letter signed by the Seller and the Purchaser agreeing to the Reimbursement Basis described in Section 1.4(d); and

all other agreements, certificates, documents and instruments referred to in Article IX hereof to be executed by the Seller on or prior to the Closing Date.

Deliveries by the JV Seller to the JV Buyer. At the Closing, the JV Seller shall deliver to the JV Buyer the following:

an executed assignment and assumption agreement in a form reasonably acceptable to the JV Buyer and the JV Seller (the "Joint Venture Interest Assignment and Assumption Agreement") confirming the sale and assignment by the JV Seller to the JV Buyer of the Joint Venture Interest and the assumption by the JV Buyer of the Joint Venture Obligations pursuant to the terms of this Agreement;

the consent of Stork to the JV Seller's transfer of the Joint Venture Interest to the JV Buyer together with the confirmation of Stork's Affiliates which are currently providing support to the Joint Venture that they will continue to provide such support on the terms of the Joint Venture Documents (the "Stork Consent");

assignment and assumption agreements in respect of the Joint Venture Leased Real Property, in each case dated the Closing Date and in a form reasonably acceptable to the JV Buyer and the JV Seller (the "Joint Venture Leased Real Property Assignments"); and

all other agreements, certificates, documents and instruments referred to in Article IX to be executed by the JV Seller on or prior to the Closing Date.

Deliveries by the Purchaser to the Seller. At the Closing, the Purchaser shall deliver to the Seller the following:

executed copies of the assignment and assumption agreement, patent and trademark assignment agreement and assignment and assumption agreements of leases described in Sections 3.3(a), (e) and (g) hereof, in each case dated the Closing Date;

immediately available funds in the amount of $109,000,000 by wire transfer as provided in Section 2.1 hereof;

evidence that the Purchaser had deposited $5,000,000 pursuant to the Escrow Agreement;

the certificate referred to in Section 10.1(c) hereof signed by duly authorized officers of the Purchaser;

the Asbestos Claim Access Agreement duly executed by the Purchaser;

the Escrow Agreement duly executed by the Purchaser;

the opinions of counsel for the Purchaser and the JV Buyer referred to in Section 10.3 hereof;

all required real estate transfer tax returns and affidavits required to transfer the Real Property duly executed by the Purchaser;

a grant of easement to the Seller for ingress and egress to the Unimproved Parcel and through the North Plant and a grant of a parking easement over the North Plant for the benefit of the South Plant in the form of Exhibit F hereto;

the Subleases duly executed by the Purchaser;

a letter signed by the Seller and the Purchaser agreeing to the Reimbursement Basis described in Section 1.4(d);

the Access and Support Agreement; and

all other agreements, certificates, documents and instruments referred to in Article X to be executed by the Purchaser on the Closing Date.

Deliveries by the JV Buyer to the JV Seller.  At the Closing, the
Purchaser shall cause the JV Buyer to deliver to the JV Seller an executed Joint Venture Interest Assignment and Assumption Agreement and executed Joint Venture Leased Real Property Assignments.




REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

Organization and Good Standing. Each of the Seller and the JV Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in all states in which it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect, and has all requisite corporate power and authority to carry on its business as is now being conducted.

Authorization of Agreement. (a) The Seller has full corporate power and authority to execute and deliver this Agreement and the Seller and the Subsidiary have full corporate power and authority to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by them in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by the Seller and the Subsidiary being hereinafter referred to, collectively, as the "Seller Documents"), and to perform fully their obligations hereunder and thereunder. The JV Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the JV Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by the JV Seller being hereinafter referred to, collectively, as the "JV Seller Documents"), and to perform fully its obligations hereunder and thereunder.

The execution, delivery and performance by the Seller and the JV Seller of this Agreement and each of the Seller Documents, in the case of the Seller and the Subsidiary, and the JV Seller Documents, in the case of the JV Seller, have been duly authorized by all necessary corporate action on the part of the Seller, the Subsidiary and the JV Seller, as appropriate, and do not require the approval of the shareholders of the Seller. This Agreement has been, and each of the Seller Documents and the JV Seller Documents will be at or prior to the Closing, duly executed and delivered by the Seller, the Subsidiary and the JV Seller, as appropriate, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Seller Documents and JV Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, the Subsidiary and the JV Seller, as appropriate, enforceable against the Seller, the Subsidiary and the JV Seller, as appropriate, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

No Conflicts. (a) Neither the execution and delivery by the Seller of this Agreement nor the execution and delivery of the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Seller, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract or Order relating to the Business or by which the Seller or the Subsidiary or any of the Assets is bound or subject,
(iii) constitute a violation of any Law, including, but not limited to, any Environmental Law applicable to the Seller, the Subsidiary or the Assets, or (iv) result in the creation of any Lien (other than any Lien in favor of the Purchaser) upon any of the Assets, except, in each case, for violations, conflicts, breaches or defaults which individually or in the aggregate would not hinder or impair the transactions contemplated hereby or have a Material Adverse Effect.

None of the execution and delivery by the JV Seller of this Agreement and the JV Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the JV Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the JV Seller or the Joint Venture Agreement, provided the Stork Consent is obtained (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract or Order relating to the Joint Venture to which the JV Seller or the Joint Venture is a party or by which it is bound, provided the Stork Consent is obtained, (iii) constitute a violation of any Law, including, but not limited to, Environmental Law, applicable to the JV Seller, the Assets or the Joint Venture, or (iv) result in the creation of any Lien (other than any Lien in favor of the Purchaser) upon any of the assets of the Joint Venture or the JV Seller, except, in each case, for violations, conflicts, breaches or defaults which individually or in the aggregate would not hinder or impair the transactions contemplated hereby or have a Material Adverse Effect on the Business, the Assets or the Assumed Liabilities.

Title to Assets Other than Real Property. (a) The Seller or the Subsidiary, as the case may be, owns and has good and valid title to or, in the case of leased properties, a valid leasehold interest in, all of the Assets other than the Real Property. The Seller or the Subsidiary, as the case may be, holds title to each Asset other than Real Property free and clear of all Liens other than Permitted Exceptions.

The JV Seller owns the Joint Venture Interest free and clear of all Liens and upon transfer and assignment to the Purchase of the Joint Venture Interest, the Purchaser will acquire title to the Joint Venture Interest, free and clear of any Liens.

The JV Seller and/or Stork, individually or jointly, owns on behalf of the Joint Venture and has good and valid title to or, in the case of leased properties, a valid leasehold interest in, all of the Joint Venture Assets other than the Joint Venture Leased Real Property. The JV Seller and/or Stork, individually or jointly, holds on behalf of the Joint Venture title to each Joint Venture Asset other than Joint Venture Leased Real Property free and clear of all Liens other than Permitted Exceptions.

Title to Real Property. (a) The Seller or the Subsidiary, as the case may be, owns and has good and marketable, indefeasible fee simple title to all of the Owned Real Property free and clear of all Liens other than Permitted Exceptions. The Seller or the Subsidiary, as the case may be, has a valid, good and marketable leasehold interest in all of the Leased Real Property, subject to the terms and conditions of the applicable leases relating thereto, free and clear of all Liens other than Permitted Exceptions.

Neither the JV Seller nor Stork, individually or jointly, owns on behalf of the Joint Venture any real property. The JV Seller and/or Stork, individually or jointly, holds on behalf of the Joint Venture, a good and marketable leasehold interest in all of the Joint Venture Leased Real Property, subject to the terms and conditions of the applicable leases relating thereto, free and clear of all Liens other than Permitted Exceptions.

Each parcel of Real Property has rights of access to one or more public streets either by direct access from such parcel onto adjoining public streets or pursuant to perpetual easement rights granted under applicable leases or easement agreements.

Except as set forth in Schedule 4.5(d) hereto, neither the Seller nor the Subsidiary has granted, and the Real Property is not subject to, any options to purchase or rights of first refusal or other similar rights or options.

Joint Venture Interest. (a) The JV Seller and Stork are the only partners of the Joint Venture. All of the rights and obligations of the JV Seller in or respect to the Joint Venture are set forth in the Joint Venture Documents. Apart from the Seller's ownership of the JV Seller, neither the Seller nor any of its Affiliates have any rights or obligations in respect of the Joint Venture.

There is no outstanding subscription, Contract, option or other right obligating the Joint Venture or, to the Seller's knowledge, Stork to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, any interest in the Joint Venture.

Consents. No consent, waiver, approval, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller, the Subsidiary or the JV Seller in connection with the execution and delivery and consummation by the Seller, the Subsidiary and the JV Seller of this Agreement or the Seller Documents, in the case of the Seller and the Subsidiary, or the JV Seller Documents, in the case of the JV Seller, or the compliance by the Seller and the JV Seller with any of the provisions hereof or thereof, except (i) as set forth on Schedule 4.7 hereto, (ii) for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), (iii) the Stork Consent, (iv) for authorization of the Commission of the European Communities and, if necessary, the national cartel authorities of Germany and the Netherlands, (v) for compliance with the Exxon-Florio Amendment, (vi) for the ISRA Clearance, (vii) for the approval and consent of all appropriate Governmental Bodies of the Subdivision,
(viii) for the consents required under the Alfa-Laval License as set forth in Section 6.4 and (ix) consents, waivers, approvals, Orders or Permits, if any, which the Purchaser is required to obtain.

Financial Statements. The Seller has delivered to the Purchaser (a) unaudited adjusted balance sheets of the Divisions as of December 31, 1993, June 30, 1994 and August 31, 1994 (the "Balance Sheets of the Divisions") and the related statements of operations for the year ended December 31, 1993, for the month and six months ended June 30, 1994, and for the month and eight months ended August 31, 1994 (collectively, the "Financial Statements of the Divisions"), copies of which are attached hereto as Schedule 4.8(a), and (b) unaudited balance sheets of the Joint Venture as of December 31, 1993, June 30, 1994 and August 31, 1994 (the "Joint Venture Balance Sheets") and the related statements of operations for the year ended December 31, 1993, for the month and six months ended June 30, 1994, and for the month and eight months ended August 31, 1994 (collectively, the "Joint Venture Financial Statements"), copies of which are attached hereto as Schedule 4.8(b) (the Joint Venture Financial Statements and the Financial Statements of the Divisions, are, collectively, the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Divisions and the Joint Venture, respectively, as of June 30, 1994, August 31, 1994, and for the year ended December 31, 1993 for the periods indicated in accordance with GAAP, applied consistently with past practice subject, with respect to the interim Financial Statements, to year-end adjustments.

Absence of Certain Developments. Except as set forth on Schedule 4.9 hereto, since December 31, 1993 the Seller has operated the Business, and the Joint Venture has been operated, in the ordinary course consistent with past practice and neither the Joint Venture nor the Divisions have (a) suffered any material damage, destruction or casualty loss to its physical properties; (b) incurred or discharged any obligation or liability or entered into any other transaction, except in the ordinary course of business; (c) suffered any Material Adverse Effect; (d) increased the rate or terms of compensation payable or to become payable to their directors, officers or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of their directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any Contract entered into prior to the date of this Agreement; (e) except in the ordinary course of business, permitted any Assets to be subjected to any Lien other than Permitted Exceptions; or (f) cancelled or waived any claims or rights of value, except in the ordinary course of business, or sold, transferred, distributed or otherwise disposed of any material Assets, except assets sold in the ordinary course of business.

Material Contracts. Schedule 4.10 hereto contains a true and correct list of the following Contracts which relate to the Business and to which the Divisions or the Joint Venture is a party or is bound
(collectively, the "Material Contracts"):

any collective bargaining agreement or labor contract;

any distributorship, agency or manufacturer's representative agreement, pursuant to which either the Seller or the Joint Venture, as the case may be, paid an aggregate amount in excess of $50,000 in 1992, 1993 or heretofore in 1994;

any open sales order, contract or firm written quotation for more than $500,000 ("Backlog Contracts");

any purchase order or requirements contract for more than $100,000 ("Supply Requirement Contracts");

any equipment lease requiring annual expenditures of more than $50,000;

any real estate lease;

any bond, letter of credit, or agreement of guarantee or surety;

any license agreement (other than any so-called "execute-by-opening" software licensing agreements);

any agreement or contract that restricts the Seller or the Subsidiary from competing in any line of business conducted by the Business with any other person anywhere in the world;

any management, employment, consulting or severance contract with any officer, consultant, director, employee or other person or entity;

any written contract between the Seller and its Affiliates related to the Business (other than purchase orders executed in the ordinary course);

any contract or agreement that involves capital expenditures of more than $200,000;

any joint venture, co-production or partnership contract; and

any contract which is material to the Business, the Divisions, their business prospects or operations, the Assets or the Assumed Liabilities and is not of a type included in any of the foregoing clauses (a) through (m).

Except as disclosed in Schedule 4.10 hereto, neither the Divisions nor the Joint Venture is in default in any material respect under any of the Material Contracts to which it is party or is a party to any Backlog Contract included in the Assets which does not purport to exclude its Liabilities for consequential damages.

The Seller has provided to the Purchaser and its counsel access to review, and/or copies of, all Contracts listed on Schedule 4.10 hereto except certain Backlog Contracts of the Joint Venture, the disclosure of which is prohibited by the terms of such Backlog Contracts.

Intangible Property. (a) The Intangible Assets set forth on Schedule 1.2(e) hereto constitute all of the United States and foreign patents, registered trademarks, trade names, service marks and copyrights, and all applications and registrations therefor relating to any of the foregoing, used in connection with, or necessary for the operation of, the Business or the Divisions (other than any so-called "execute by opening" software license agreements), except for any name, mark, trade name or trade mark incorporating "Imo" or "Transamerica." Schedule 1.2(e) identifies the Seller's, the Subsidiary's and the JV Seller's right, title or interest in or to any Intangible Assets, including, but not limited to, the identification of any Intangible Assets that are owned by the Seller, the Subsidiary or the JV Seller and the identification of any licenses or other arrangements by which the Seller, the Subsidiary or the JV Seller receive any rights, excluding any so-called "execute by opening" software license agreements. All of the Intangible Assets identified in Schedule 1.2(e) as owned by the Seller, the Subsidiary or the JV Seller and as being registered, have been issued, registered, corrected, filed, maintained, renewed and/or kept in force (as the case may be), to the extent required for the operation of the Business as currently operated, in the United States Patent and Trademark Office or, as to other countries, in the corresponding foreign offices of such other countries in all material respects in accordance with all applicable legal requirements. The Seller, the Subsidiary or the JV Seller own or possess adequate licenses or other valid rights to use Intangible Assets set forth on Schedule 1.2(e). Except as set forth on Schedule 4.11(a) hereto, to the Seller's knowledge, the Seller's, the Subsidiary's or the JV Seller's use of the foregoing Intangible Assets does not materially conflict with, infringe upon, violate or interfere with any intellectual property rights of any other Person. Except as set forth on Schedule 4.11(a)(a) hereto, the Seller shall transfer, or cause to be transferred to the Purchaser at the Closing, and immediately after the Closing, the Purchaser will own or have the right to use, all Intangible Assets owned by or used by the Seller or the Subsidiary set forth on Schedule 1.2(e) hereto, free from any Liens (other than Permitted Exceptions).

To the knowledge of the Seller, none of the Intangible Assets is being infringed, except as set forth on Schedule 4.11(b) hereto.

The Seller, the Subsidiary and the JV Seller have licensed Intangible Assets to, or the use of Intangible Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, other Persons only pursuant to the agreements or arrangements set forth on Schedule 4.11(c) hereto.

Taxes. (a) None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

Neither the Seller, the JV Seller, nor the Subsidiary is a foreign person within the meaning of Section 1445(b)(2) of the Code.

Employees and Employee Benefits. (a) Except as set forth on Schedule 4.13(a) hereto, (i) to the best knowledge of the Seller and the JV Seller, there is no union organizational activity currently underway at the Divisions or the Joint Venture, (ii) neither the Seller nor the Subsidiary is engaged in, or has received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof; and (iii) there has not been since January 1, 1992 any, and, to the Seller's knowledge, there is no threatened, labor strike, work stoppage or slowdown pending against the Seller, the Joint Venture or the Subsidiary and, to the Seller's knowledge, no pending lockout by the Seller or the Divisions or the Subsidiary.

Schedule 4.13(b)(i) hereto lists each employee benefit plan as defined in Section 3(3) of ERISA covering any current or former employee of the Divisions or the Joint Venture (an "Employee Benefit Plan"). Schedule 4.13(b)(ii) hereto lists each employment or severance contract or arrangement, each stock option plan, stock appreciation right plan, executive compensation practice and other executive perquisite, each plan or arrangement providing for insurance coverage, severance, termination or similar coverage and all written compensation policies and practices maintained by the Seller, the Subsidiary or the Joint Venture that covers any current or former employee, director or agent of the Divisions or the Joint Venture and that is not an Employee Benefit Plan (a "Benefit Arrangement").

Each Employee Benefit Plan and each Benefit Arrangement complies in all material respects, and has been operated and administered in all material respects in accordance with its terms and all applicable Laws, and no "reportable event" (other than those for which the 30-day notice to the Pension Benefit Guaranty Corporation has been waived), "prohibited transaction" (other than those for which there is an available exemption) (as such terms are defined in ERISA and the Code, as applicable) has occurred with respect to any Employee Benefit Plan during the five (5) years preceding the Closing Date. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination letter concluding that such plan so qualifies, and to the knowledge of the Seller and the JV Seller, no event has occurred, amendment been adopted or action been taken which would cause such plan to lose its qualified status.

The Seller has delivered or made available to the Purchaser complete and correct copies of each Employee Benefit Plan, each Benefit Arrangement, any trust agreements, funding agreements or insurance contracts relating thereto and, if applicable (i) the most recent actuarial valuation report, (ii) the last filed Form 5500 or 5500-C and Schedules A and B thereto or equivalent documents required to be filed in foreign jurisdictions, (iii) the summary plan description currently in effect and all material modifications thereto, (iv) the last financial statements, and (v) the most recent determination letter (or equivalent document in a foreign jurisdiction) issued with respect to each such plan or arrangement.

Except as set forth on Schedule 4.13(e) hereto, there are no actions or claims existing or pending (other than routine claims for benefits) or, to the knowledge of the Seller, threatened with respect to any Employee Benefit Plan or Benefit Arrangement.

All contributions required to be made by the Seller or the Joint Venture under applicable Law or the terms of any Employee Benefit Plan, Benefit Arrangement or collective bargaining agreement to each Employee Benefit Plan and each Benefit Arrangement have been made within the time prescribed by such Law, plan, arrangement or collective bargaining agreement. There does not exist any accumulated funding deficiency within the meaning of either Section 412 of the Code or Section 302 of ERISA as to any Employee Benefit Plan, nor would there exist any such deficiency but for the application of an alternative minimum funding standard. There has not been issued any waiver of the minimum funding standards imposed by the Code with respect to any such Employee Benefit Plan. Except as set forth on Schedule 4.13(f) hereto, the fair market value of the assets of each Employee Benefit Plan that is a funded defined benefit pension plan and each Benefit Arrangement that is a funded foreign pension plan equals or exceeds the actuarial present value of all accrued benefits under such plan or arrangement (whether or not forfeitable), based on the actuarial assumptions used in the most recent valuation performed by the actuary for such plan or arrangement.

No Employee Benefit Plan is a "multiple employer" plan within the meaning of Section 4063 or 4064 of ERISA or a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

Except as set forth on Schedule 4.13(h) hereto, the execution and performance of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any current or former employee of the Divisions or the Joint Venture or the beneficiary or dependent of any such current or former employee.

Litigation. (a) Except as set forth on Schedule 4.14 hereto, there is no Legal Proceeding pending or, to the best knowledge of the Seller, threatened against the Seller, the Subsidiary or the Joint Venture in connection with the Business or the Assets (i) which would, if determined adversely, have a Material Adverse Effect; (ii) which seeks criminal fines or penalties or an injunction of any kind; (iii) which seeks to enjoin or obtain Damages in respect of the consummation of the transactions contemplated by this Agreement; or (iv) which questions the validity of this Agreement, any of the Seller Documents, any of the JV Seller Documents or any action taken or to be taken by the Seller or the JV Seller in connection with the consummation of the transactions contemplated hereby or thereby.

Compliance with Law. Except as set forth on Schedule 4.15 hereto, the Divisions and the Joint Venture are currently and, to the best knowledge of the Seller, have been operating in compliance with all applicable Laws and Orders of Governmental Bodies other than non-compliance which individually or in the aggregate would not have a Material Adverse Effect. Except as set forth on Schedule 4.15 hereto, none of the Divisions, the Subsidiary, or the Joint Venture has received, or knows of the actual or threatened issuance of, or any conditions that could give rise to, any notice of such violation or alleged violation of Laws and Orders of Governmental Bodies. This Section 4.15 does not purport to relate to any compliance or non-compliance of the Seller with respect to (i) Environmental Laws, which matters are covered exclusively by
Section 4.19, or (ii) Taxes, which matters are covered exclusively by
Section 4.12.

Receivables. Except as set forth on Schedule 4.16 hereto, each of the accounts receivable of the Seller shown on the Balance Sheet of the Divisions or arising after the date thereof, and each of the accounts receivable shown on the Joint Venture Balance Sheet or arising after the date thereof, have arisen or will arise, as the case may be, from bona fide transactions in the ordinary course of business consistent with past practice.

Inventory. Except as set forth on Schedule 4.17 hereto, the Inventory of the Divisions shown on the Balance Sheet of the Divisions or acquired after the date thereof, and the Inventory of the Joint Venture shown on the Joint Venture Balance Sheet or acquired after the date thereof, are all items of a quality saleable in the ordinary course of business of the Divisions or the Joint Venture, as the case may be, at prevailing market conditions, subject to appropriate adjustments for obsolete items.

Assets Necessary to Conduct Business.  Except as set forth on Schedule
4.18 hereto and the South Plant, the Assets together with the Joint Venture Interest comprise all of the assets necessary to operate the Business as presently being conducted in all material respects.

Environmental Matters. (a) Except as disclosed on Schedule 4.19 hereto, other than with respect to the North Plant, to the Seller's best knowledge, (i) neither the Divisions nor the Joint Venture has, except in compliance with Environmental Laws, caused or allowed the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of Hazardous Materials on any real property currently leased or owned by the Seller, the Joint Venture or the Subsidiary and, to the best of Seller's knowledge, no prior owner or lessee of any such real property caused or allowed the foregoing other than in compliance with Environmental Laws; (ii) there have been no Spills of Hazardous Materials on any such real property during its lease or ownership by the Seller, Subsidiary or the Joint Venture; (iii) there are not now any underground or aboveground storage tanks or related piping, venting or dispensing systems on any real property currently leased or owned by the Seller, Subsidiary or the Joint Venture, and (iv) the Real Property or leased or owned real property of the Joint Venture does not contain any concentrations of Hazardous Materials, the investigation, remediation or reporting of which is required by any Environmental Law; and (v) the Seller, the Subsidiary, the Divisions and the Joint Venture have kept all material records and made all filings required by applicable Environmental Law with respect to the generation, manufacture, refining, transportation, treatment, storage, handling, or disposal or Spills of Hazardous Materials.

With respect to the North Plant, the Seller has, to its best knowledge,
(i) complied in all material respects with its obligations under ISRA, including any reporting obligations thereunder, and (ii) disclosed to the Purchaser through the documents identified on Schedule 4.19, all matters, which in the Seller's reasonable opinion, are potential "areas of concern" (as defined in ISRA).

Except as disclosed on Schedule 4.19 hereto, there are no pending, nor, to the best of the Seller's knowledge, threatened Legal Proceedings arising from, related to, or connected with (i) Hazardous Materials generated, manufactured, refined, transported, treated, stored, handled or disposed by the Divisions or the Joint Venture or (ii) any non-compliance by the Divisions or Joint Venture with any Environmental Law in connection with the Business, Divisions, the Joint Venture, or the ownership, operation, condition or use of the Assets or the Joint Venture which if determined adversely could individually or in the aggregate have a Material Adverse Effect.

Except as disclosed on Schedule 4.19 hereto, (i) the Seller holds all Permits required for and related to the ownership and operation of the Divisions and the ownership, operation and use of Assets; (ii) the Joint Venture holds all Permits required for and related to the ownership and operation of the Joint Venture and its assets; (iii) all such Permits are valid and in full force and effect, will not expire any sooner than ninety (90) days after Closing; and (iv) the Seller, Joint Venture, Divisions, the Business and Assets are now operating in compliance with such Permits listed on Schedule 1.2(h) and Environmental Laws.

Except as disclosed on Schedule 4.19 and other than with respect to the North Plant, there is not, to the best of the Seller's or JV Seller's knowledge, currently any (i) asbestos-containing materials in or on the Real Property or the other Assets or on owned or leased real property or other assets of the Joint Venture; (ii) Polychlorinated Biphenyls in or on the Real Property or the other Assets or in or on the currently owned or leased real property or other assets of the Joint Venture, or (iii) any other condition in, at, on or related to the Real Property or other Assets or currently owned or leased real property or other assets of the Joint Venture that could constitute a threat to the health or safety of employees, the public or the Environment.

For purposes of this Section 4.19, knowledge shall refer to the knowledge, after diligent inquiry, of any present employee of the Seller, the Subsidiary or the Joint Venture having responsibility for environmental, health and safety matters. The Purchaser acknowledges that in respect of the Real Property other than the North Plant, the Seller's duty of inquiry is satisfied by the Dames & Moore Reports, the E-K Summaries and the E-K Reports (each as defined in Section 6.9).

Equipment. Schedule 1.2(a) lists all Equipment that has a net book value or replacement cost in excess of $10,000.

Backlog Contracts. Except as set forth on Schedule 4.21 hereto, each of the Divisions and the Joint Venture, as the case may be, has a reasonable expectation of being able to meet its obligations under the Backlog Contracts to which it is a party, in accordance with the terms of such Backlog Contracts.

Government Contracts. Except as set forth on Schedule 4.22, no Governmental Contract to which Section 6.8 will apply involves more than $20,000.

Brokers. Other than CS First Boston Corporation ("First Boston"), no person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person other than First Boston is entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Seller. The Seller acknowledges that it is solely responsible for the payment of the fees of First Boston in connection with the transactions contemplated by this Agreement.




REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller and the JV
Seller that:

Organization and Good Standing. Each of the Purchaser and the JV Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Purchaser and the JV Buyer has full corporate power and authority to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or the JV Buyer, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by the Purchaser being hereinafter referred to, collectively, as the "Purchaser Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the execution, delivery and performance by the Purchaser or the JV Buyer, as the case may be, of each Purchaser Document and JV Seller Document has been duly authorized by all necessary action on the part of the Purchaser or the JV Buyer, as the case may be. This Agreement has been, and the Purchaser Documents and JV Seller Documents will be at or prior to the Closing, duly executed and delivered by the Purchaser or the JV Buyer, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Purchaser Documents and JV Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser or the JV Buyer, as the case may be, enforceable against the Purchaser or the JV Buyer, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

No Conflicts. None of the execution and delivery by the Purchaser of this Agreement, or the execution and delivery by the Purchaser or the JV Buyer, as the case may be, of the Purchaser Documents or the JV Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser or the JV Buyer, as the case may be, with any of the provisions hereof or thereof, will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser or the JV Buyer, as the case may, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract or Order to which the Purchaser or the JV Buyer, as the case may be, is a party or by which either the Purchaser or the JV Buyer or any of their respective properties or assets is bound or subject, or (iii) constitute a violation of any Law applicable to the Purchaser or the JV Buyer, as the case may be, except, in each case, for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially hinder or impair the transactions contemplated hereby.

Consents. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser or the JV Buyer, as the case may be, in connection with the execution and delivery and consummation of this Agreement, the Purchaser Documents or the JV Seller Documents or the compliance by the Purchaser or the JV Buyer, as the case may be, with any of the provisions hereof or thereof, except
(i) for compliance with the HSR Act, (ii) for authorization of the Commission of the European Communities and, if necessary, the national cartel authorities of Germany and the Netherlands, (iii) for compliance with the Exxon-Florio Amendment and (iv) consents, waivers, approvals, Orders or Permits, if any, which the Seller is required to obtain pursuant to Section 4.7 hereof.

Availability of Funds. The Purchaser has the Purchase Price available to it.

Litigation. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Purchaser Documents, the JV Seller Documents or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

Brokers. Other than Arnhold and S. Bleichroeder, Inc. ("Bleichroeder"), no Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser or the JV Buyer. The Purchaser and the JV Buyer each acknowledge that they are solely responsible for the payment of the fees of Bleichroeder in connection with the transactions contemplated by this Agreement.




COVENANTS OF THE SELLERS

From and after the date hereof and until the Closing, the Seller and the JV Seller, as applicable, hereby covenant and agree with the Purchaser that:

Cooperation. Each of the Seller and the JV Seller shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

Access to Documents; Opportunity to Ask Questions. The Seller and the JV Seller shall (a) fully disclose and provide to the Purchaser in a diligent and timely fashion such information as the Purchaser from time to time reasonably may request with respect to the Divisions and the Joint Venture (to the extent permitted under the Joint Venture Agreement provided that the Seller shall use its reasonable best efforts to obtain consent for the disclosure of such information); and (b) shall permit the Purchaser and any of its directors, officers, employees, counsel, consultants, representatives, accountants and auditors (collectively, the "Purchaser Representatives") reasonable access, during normal business hours and upon reasonable prior notice, to the properties, corporate records and books of accounts of the Divisions and the Joint Venture (to the extent permitted under the Joint Venture Documents provided that the Seller shall use its reasonable best efforts to obtain consent for such access), however, that neither the Seller nor the JV Seller shall be obligated to provide the Purchaser with any information the provision of which may be prohibited by Law or contractual obligation. No disclosure by the Seller or the JV Seller during any investigation by the Purchaser shall constitute an enlargement of or additional warranty or representation of the Seller or the JV Seller or an amendment of any schedule to any warranty or representation of the Seller or the JV Seller beyond those expressly set forth in this Agreement. All information and access obtained by the Purchaser in connection with the transactions contemplated by this Agreement shall be subject to the terms and conditions of the letter agreement relating to confidentiality, dated as of March 2, 1994, between the Seller and the Purchaser (the "Confidentiality Agreement").

Conduct of Business. (a) Except as otherwise may be contemplated by this Agreement, required by any of the documents listed in the Schedules hereto or as the Purchaser otherwise may consent to in writing, the Seller and the JV Seller shall cause the Business and the Joint Venture to be operated in the ordinary course consistent with past practice and use reasonable efforts consistent with past practice to (i) preserve the present business operations, organization and goodwill of the Business and the Joint Venture, (ii) pay and perform their obligations as they become due (iii) keep available the services of the present Employees,
(iv) preserve the present relationships with persons having business dealings with the Business and the Joint Venture, (v) maintain all of the assets and properties of the Business and the Joint Venture in their current condition, normal wear and tear excepted, and (vi) maintain insurance in such amounts and of such kinds as is comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition). In addition, the Seller shall provide reasonable notice to the Purchaser prior to amending in any material respect any existing Material Contract or entering into any Contract which would be a Material Contract if it were in existence on the date hereof and, while the Seller shall maintain ultimate control in respect of any such amendment or new Contract, the Seller shall consider in good faith any reasonable suggestions made by the Purchaser with respect thereto.

Except as otherwise may be contemplated by this Agreement, required by any of the documents listed in the Schedules hereto or as the Purchaser otherwise may consent to in writing, the Seller shall not, and, to the extent possible and applicable, the JV Seller shall cause the Joint Venture not, to do any of the following:

(A) increase the rate of compensation payable or to become payable to any of the employees or agents of the Divisions or the Joint Venture other than in the ordinary course of business, or (B) amend in any material respect any Employee Benefit Plan or Benefit Arrangement to or in respect of any such employee or agent, other than as may be required to maintain compliance with ERISA and/or the Code;

(A) incur or become subject to, or agree to incur or become subject to, any material obligation or liability (contingent or otherwise) relating to the Divisions and the Joint Venture, except (x) normal trade or business obligations (including Contracts) incurred in the ordinary course of business and consistent with past practice and (y) obligations under Contracts listed on any Schedule to this Agreement, (B) sell, assign, transfer, convey, lease or otherwise dispose of any of the Assets or the Joint Venture Assets, other than inventory of the Divisions and the Joint Venture in the ordinary course of business and consistent with past practice, (C) cancel or compromise any material debt or claim, or waive or release any material right relating to the Divisions and the Joint Venture, or the Assets or the Joint Venture Assets, or (D) acquire any material assets relating to the Divisions or the Joint Venture other than in the ordinary course of business;



agree to do any of the foregoing.

Consents and Conditions; Assignment of Assets. The Seller shall use its best efforts, or shall cause its subsidiaries or Affiliates to use their best efforts, to obtain all approvals, consents or waivers from Persons other than Governmental Bodies necessary to assign to the Purchaser all of the Divisions' interest in the Assets, including, without limitation, the Alfa-Laval License with respect to the use of the trademark and/or tradename "Delaval" solely in connection with the operations of the Business and the Joint Venture as presently conducted, and the Brandon Licenses or any claim, right or benefit arising thereunder or resulting therefrom, and the JV Seller shall use its best efforts to obtain the Stork Consent to the assignment to the JV Buyer of all the JV Seller's interest in the Joint Venture, including any claim, right or benefit arising thereunder or resulting therefrom (each, an "Interest") as soon as practicable; provided, however, that (i) in no event shall the Seller or JV Seller be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or release any right, benefit or claim in order to obtain such approval, consent or waiver and (ii) the Purchaser shall be responsible for procuring the consent required under the Alfa-Laval License in order to permit the continued use of the "Delaval" name in connection with the Business and the Joint Venture and the Seller shall be responsible for procuring the consent required under the Alfa-Laval License in order to permit the continued use of the "Delaval" name in connection with the business currently conducted by the Seller's Delaval Condenser division. The parties shall cooperate with each other in their efforts to obtain the consents required under the Alfa-Laval License, but receipt of the consent required thereunder in connection with the Seller's Delaval Condenser division shall not be a condition to the Seller's obligation to close the purchase of the Assets.

HSR Act, Exxon-Florio Amendment and Other Filings. As promptly as practicable after the execution of this Agreement, the Sellers shall file all reports and notifications that may be required to be filed under the HSR Act, the Exxon-Florio Amendment or with the Commission of the European Communities and the national cartel authorities of Germany and the Netherlands and shall cooperate with the Purchaser in connection with such filings or responses to requests for additional information.

Release of Certain Liens. The Seller shall file, or cause to be filed, Form UCC-3 termination statements and obtain, or cause to be obtained, any other releases, consents, waivers or similar documents necessary to release any Liens on the Joint Venture Interest or the Assets that are not Permitted Exceptions.

Subdivision and Construction Approvals. The Seller shall apply to the appropriate Governmental Body for the legal subdivision approval of the Turbine Trenton Property referred to as item 1 on Schedule 1.2(d)(i) hereto so that said property will be subdivided in accordance with the Major Subdivision Plan described in Exhibit E-1 hereto or the Alternate Major Subdivision Plan described in Exhibit E-2 hereto, subject to such conditions as may be reasonably and customarily imposed by such Governmental Bodies and shall be reasonably acceptable to the Purchaser (the "Subdivision"). The Purchaser shall bear one hundred percent (100%) of the out-of-pocket costs and expenses (including any bonding costs as may be required under applicable Law) reasonably incurred by the Seller for any modification required to be performed on the Turbine Trenton Property in order to obtain the Subdivision, provided that the Purchaser's prior consent shall be required for any such work involving costs or expenses in excess of $20,000, which consent will not be unreasonably withheld or delayed. The Seller and the Purchaser shall each bear fifty percent (50%) of all other out-of-pocket administrative and professional costs and expenses incurred by the Seller to obtain the Subdivision; provided, however, that any Affordable Housing Fee assessed under applicable Laws of the State of New Jersey or Hamilton Township, New Jersey as a result of the Purchaser's expansion plans shall be entirely borne by the Purchaser. All applications, surveys and documents required to prosecute Seller's application for the Subdivision shall be subject to the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed. The Seller shall give Purchaser reasonable prior notice of all meetings (formal and informal) and hearings before representatives of Governmental Bodies related to the Seller's application for the Subdivision, and all opportunity to attend such meetings and hearings. In addition to the easements described in Exhibits C, F-1 and F-2 hereto, the Seller and the Purchaser shall grant to each other such other easements, on such terms as they shall mutually agree, over their respective portions of the Turbine Trenton Property as shall be necessary to obtain any approvals for the Subdivision.

Novation Agreements. The Seller shall use its reasonable best efforts to satisfy all conditions to obtaining the novation agreements with respect to Government Contracts, provided that the foregoing shall not require the Seller to deliver to the United States Government any
document set forth in   42.1204(c) of the Federal Acquisition
Regulations that cannot be delivered prior to Closing.

Environmental Compliance. The Purchaser acknowledges that the Seller has delivered to the Purchaser Environmental Compliance Assessment Reports dated August 9, 1994 prepared by Dames & Moore (the "Dames & Moore Reports"), Summaries of Environmental Issues prepared by Erler & Kalinowski, Inc. (the "E-K Summaries") and a Cost Status Table prepared by Erler & Kalinowski, Inc. as of October 14, 1994 (the "E-K Report") relating to each of the four TurboCare Division facilities included in the Real Property (the "TurboCare Facilities"). The Seller agrees that prior to Closing it shall use all reasonable efforts to (a) substantially complete the items of work listed in, and contemplated by, the E-K Report (under the columns entitled "Environmental Issue" and "Status of Environmental Issue as of 14 Oct. 94"), including remediation required as a result of the investigations conducted and (b) obtain any Permits, which according to the E-K Report, are required under any Environmental Law with respect to the TurboCare Facilities and the operations conducted thereon. Any remediation or removal work to be performed by the Seller pursuant to this Section 6.9 after Closing shall be performed in accordance with a workplan mutually agreeable to the Seller and the Purchaser. The Seller shall keep the Purchaser advised on a regular basis as to its efforts undertaken with respect to its obligations under this Section 6.9 and also shall provide the Purchaser, at its sole cost, a reasonable opportunity to observe and verify the completion of any work performed pursuant to subsection (a) of the second sentence of this Section 6.9. In the event that the Seller has not obtained prior to the Closing any of the Permits required to be obtained pursuant to subsection (b) of the second sentence of this
Section 6.9, then the obligation of the Seller under such subsection (b) shall continue from and after the Closing until such Permits are obtained, provided that after the Closing Date the Purchaser may elect to assume the burden of obtaining such Permits at its sole cost. In the event that the Seller has not completed all removal and remediation work required by subsection (a) of the second sentence of this Section 6.9 prior to the Closing Date, then the obligations of the Seller under such subsection (a) shall continue from and after the Closing Date and the Seller shall pursue with all reasonable diligence efforts to complete such work as promptly as possible after the Closing Date without material interference with the conduct of the Business and use of the Assets. The Purchaser shall grant to the Seller and the Seller Representatives such access to the TurboCare Facilities in accordance with Section 11.2 below as the Seller or the Seller Representatives reasonably require in order to complete such work. The Purchaser may exercise its rights and obligations under Section 11.4 in respect of a failure by the Seller to perform its obligations under this Section 6.9. Nothing contained in this Section 6.9 shall operate to modify or amend the definition of Assumed Liabilities or Retained Liabilities under this Agreement.

Subleases. The Seller shall enter into subleases with the Purchaser relating to office space at 30 Pioneer Road, Singapore and Grove House, Marylebone Road, London, England, which the Seller currently shares with other Imo divisions, in each case upon such terms and conditions as are mutually satisfactory to the Seller and the Purchaser, including, without limitation, the right to terminate any sublease upon sixty (60) days prior written notice to the Seller.





COVENANTS OF THE PURCHASER

From and after the date hereof, and until the Closing Date, the Purchaser hereby covenants and agrees with the Sellers that:

Cooperation. The Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

Confidentiality. The Purchaser shall comply with the terms of the Confidentiality Agreement.

Consents and Conditions. The Purchaser shall use its best efforts to obtain all approvals, consents or waivers from Persons other than Governmental Bodies necessary to assign to the Purchaser all of the Divisions' interest in the Assets and all of the JV Seller's interest in the Joint Venture Interest, including, without limitation, the Alfa-Laval License with respect to the use of the trademark and/or tradename "Delaval" solely in connection with the operations of the Business and the Joint Venture as presently conducted (such best efforts to include, without limitation, agreeing to any amendments to the Joint Venture Documents as currently in effect that are reasonably requested by Stork as a condition to the Stork Consent or which are necessary to obtain the authorization of the Commission of the European Communities and, if necessary, the national cartel authorities of Germany and the Netherlands for the JV Buyer's participation in the Joint Venture on terms acceptable to it or any claim, right or benefit arising thereunder or resulting therefrom as soon as practicable); provided, however, that
(i) in no event shall the Purchaser or the JV Buyer be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or release any right, benefit or claim in order to obtain such approval, consent or waiver and (ii) the Purchaser shall be responsible for procuring the consent required under the Alfa-Laval License in order to permit the continued use of the "Delaval" name in connection with the Business and the Joint Venture and the Seller shall be responsible for procuring the consent required under the Alfa-Laval License in order to permit the continued use of the "Delaval" name in connection with the business currently conducted by the Seller's Delaval Condenser division.

HSR Act, Exxon-Florio Amendment and Other Filings. (a) As promptly as practicable after the execution of this Agreement, the Purchaser shall file all reports and notifications that may be required to be filed under the HSR Act, the Exxon-Florio Amendment or with the Commission of the European Communities or the national cartel authorities of Germany and the Netherlands and shall cooperate with the Seller in connection with such filings or responses to requests for additional information.

Notwithstanding any provision in this Agreement to the contrary, the Purchaser shall not be required (i) to undertake any sale or other disposition or the holding separate (through the establishment of a trust or otherwise) of any assets or category of assets, or businesses, of the Purchaser and any of its subsidiaries, or the holding separate (through the establishment of a trust or otherwise) of the voting securities of any of its subsidiaries, or (ii) in the event a permanent or preliminary injunction or other order is issued that would prevent or delay consummation of the transactions contemplated hereby, to post any bond or take any actions necessary to vacate, modify or suspend any such injunction or order so as to permit the consummation of the transactions contemplated hereby.

Novation Agreements.  The Purchaser shall use its reasonable best efforts to satisfy all conditions to obtaining the novation agreements with respect to Government Contracts, provided that the foregoing shall not require the Purchaser to deliver to the United States Government any
document set forth in   42.1204(c) of the Federal Acquisition
Regulations that cannot be delivered prior to Closing.




COVENANTS RELATING TO EMPLOYMENT AND EMPLOYEE MATTERS

Offer of Employment. (a) Except as otherwise provided in this Article VIII, (i) the Purchaser shall offer employment as of the Closing Date to each Active Division Employee, in each case at a rate of pay and with such benefits, including, without limitation, executive benefits, executive compensation and perquisites, as applicable, as shall be substantially comparable to such Active Division Employee's pay and benefits in effect on the Business Day immediately preceding the Closing Date, provided that the Purchaser shall not be required to provide benefits which are comparable to those available under the Seller's stock option or stock appreciation right programs and executive life insurance programs and (ii) the Purchaser shall offer employment as of the applicable Return Date in each case at a rate of pay and with such benefits as shall be substantially comparable to such Inactive Division Employee's pay and benefits in effect prior to such Return Date. The Purchaser shall assume as an Assumed Liability and be solely responsible for all compensation accruing on or after (i) the Closing Date with respect to Transferred Employees who are not Inactive Employees on such Closing Date, and (ii) the applicable Return Dates with respect to Transferred Employees who are Inactive Division Employees as of the Closing Date. The Purchaser shall also assume as an Assumed Liability and be solely responsible for all compensation accrued but unpaid with respect to Transferred Employees to the extent of the reserve therefor in the Final Balance Sheet. The Seller shall retain as a Retained Liability and be solely responsible for any compensation and any benefits with respect to current or former Employees who do not become Transferred Employees.

Schedule 8.1(b) hereto lists all Divisions Employees who would be Inactive Division Employees if the Closing Date were the date hereof, such Schedule shall also set forth each such Division Employee's current rate of pay, position and reason for inactive status. The Seller shall update such Schedule 8.1(b) on the Closing Date and shall provide such updated Schedule to the Purchaser within three (3) Business Days after the Closing Date. The Seller and the JV Seller shall provide to the Purchaser as of the Closing Date a statement of all accrued entitlements for Division Employees, including but not limited to vacation days, wages and other compensation consistent with the Employee Benefit Plans and the Benefit Arrangements.

Notwithstanding the foregoing, effective as of the Closing Date, the Purchaser shall make available to all Transferred Employees who were participating in the Seller's group health and medical plan, group health and medical plan coverage under plans which are substantially comparable to those currently enjoyed by the Transferred Employees which coverage shall contain no preexisting condition exclusions or limitations applicable to the Transferred Employees under the health and medical coverage offered by the Purchaser and which coverage shall not have a waiting period for such Transferred Employees with respect to eligibility to enroll and participate. If the employment of a Transferred Employee is terminated by the Purchaser on or after the Closing Date, the Purchaser shall provide such employee with the health and medical coverage under a "group health plan" within the meaning of
Section 5000(b)(1) of the Code which is required to be provided to such employee by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA Coverage"). The Purchaser shall not be required, however, to provide any such COBRA Coverage to any current or former Employees who do not become Transferred Employees.

Collective Bargaining and Other Agreements. Except as otherwise provided in Section 8.4 and 8.5 or as set forth on Schedule 8.2 hereto, the Purchaser shall assume as an Assumed Liability and be solely responsible for all of the obligations of the Seller which arise from and after the Closing Date under the collective bargaining agreements, employment agreements or consulting agreements listed on Schedule 4.10 applicable to the Division Employees who were Transferred Employees.

Salaried Pension Plans. (a) Effective on the Closing Date, the Seller will amend the defined benefit pension plan covering non-union Transferred Employees (the "Salaried Pension Plan") to fully vest such Transferred Employees in the benefits accrued thereunder and to eliminate any further accruals by such Transferred Employees of service, compensation or benefits under such plan. As soon as practicable after the Closing Date, but effective as of such Closing Date, the Purchaser shall establish and adopt for the benefit of the Transferred Employees covered by the Salaried Pension Plan an employee benefit plan with terms and conditions that are substantially comparable to those of the Salaried Pension Plan (prior to being amended as described herein) including credit for past service with the Seller for eligibility, vesting and, contingent upon the transfer of assets set forth in Section 8.3(b), benefit accrual and credit for compensation earned with the Seller (the "Purchaser Pension Plan"). The Purchaser Pension Plan shall comply with Section 411(d)(6) of the Code to protect Transferred Employees with respect to benefits earned and other protected provisions under the Salaried Pension Plan.

As soon as practicable after the adoption of the Purchaser Pension Plan, the Seller shall cause the trustee of the Salaried Pension Plan to transfer to the trustee of the Purchaser Pension Plan, and the Purchaser shall cause the trustee of the Purchaser Pension Plan to accept, assets with a value equal to the greater of (i) 136.75% of the projected benefit obligations (within the meaning of Statement of Financial Accounting Standards No. 87 of the United States Financial Accounting Standards Board) as of the Closing Date attributable to the vested and non-vested benefits of the Transferred Employees covered by the Salaried Pension Plan as calculated by the enrolled actuary for the Salaried Pension Plan utilizing the actuarial assumptions currently used by the Seller and set forth on Schedule 8.3(b) hereto and (ii) the assets equal to the liabilities determined in accordance with ERISA Section 4001(a)(18)(A) and Treasury Regulation Section 1.414(l) using the IRS "safe harbor" under that regulation. Such safe harbor shall be calculated: (A) for the benefits to be paid as annuities, using the actuarial assumptions described in PBGC Regulation Section 2619 for valuing annuities (including, but not limited to, the applicable interest rates, mortality tables, expense load and retirement assumptions under PBGC Regulation Sections 2619.49 and 2619.61-65), as of August 1, 1994; and (B) for benefits to be paid as lump sums, using the actuarial assumptions described in PBGC Regulation Section 2619.49 for valuing lump sums, as of August 1, 1994.

If the amounts to be transferred, described above, are limited under Code Section 414(l) for any reason, such as, but not limited to, the Salaried Pension Plan having insufficient assets to satisfy all of the benefit obligations for all of the affected members, the amount of such shortfall shall, at the Seller's option, be paid to the Purchaser either outside the Salaried Pension Plan, or by reducing the Purchase Price on a dollar for dollar basis to compensate for such shortfall. The Seller shall cause the enrolled actuary for the Salaried Pension Plan to provide the enrolled actuary for the Purchaser Pension Plan with all information necessary to verify the calculations contemplated hereunder. If the enrolled actuary for the Purchaser Pension Plan does not concur with the calculations made by the enrolled actuary for the Salaried Pension Plan, the Seller and the Purchaser shall jointly engage an impartial actuary who shall be empowered to resolve the dispute. The assets to be transferred to the Purchaser Pension Plan shall consist exclusively of cash. The Seller shall be solely responsible for timely adopting any amendments to the Salaried Pension Plan and completing any governmental filings or submissions needed in order to effectuate the transfer of assets and liabilities to the Purchaser Pension Plan, and the Purchaser shall be solely responsible for timely adopting any amendments to the Purchaser Pension Plan and completing any governmental filings or submissions needed in order to receive the transfer of assets and liabilities from the Salaried Pension Plan. The Seller's obligation to effectuate such transfer shall be conditioned upon its receipt of (i) evidence reasonably satisfactory to it that the Purchaser has timely completed any governmental filings or submissions needed in order to receive the transfer, and (ii) an opinion of counsel in a form reasonably satisfactory to it to the effect that the Purchaser Pension Plan as in effect on the date of the transfer satisfies the qualification requirements under Section 401(a) of the Code and the requirements of Section 411(d)(6) of the Code or shall be timely amended to satisfy such requirements. The Purchaser's obligation to receive such transfer (and to give Transferred Employees credit under the Purchaser Pension Plan for service with the Seller for benefit accrual purposes in accordance with Section 8.7) shall be conditioned upon its receipt of (i) evidence reasonably satisfactory to it that the Seller has timely completed any governmental filings or submissions needed in order to effectuate the transfer, and (ii) an opinion of counsel in a form reasonably satisfactory to it to the effect that the Salaried Pension Plan as in effect on the date of the transfer satisfies the qualification requirements under Section 401(a) of the Code or shall be timely amended to satisfy such requirements. If assets are transferred after the Closing Date, the assets transferred shall be equal to the amounts described above, plus interest at the interest rate used for determining the minimum required contribution under Code Section 412, as disclosed on Form 5500 Schedule B for the 1993 plan year (the "all other calculated values" interest rate on line (12)(c)(ii)).

As soon as practicable after the date which is eighteen (18) months after the Closing Date (the "18-month Anniversary Date"), the Seller shall cause the trustee of the Salaried Pension Plan to transfer to the trustee of the Purchaser Pension Plan, and the Purchaser shall cause the trustee of the Purchaser Pension Plan to accept, assets attributable to the vested and non-vested benefits of the Inactive Employees who become Transferred Employees during the period which begins immediately after the Closing Date and ends on the 18-month Anniversary Date. The amount of such assets shall be calculated as of the 18-month Anniversary Date, but in all other respects shall be determined and transferred in the same manner as the initial transfer of assets under this Section 8.3(b).

As soon as practicable after the date which is thirty-six (36) months after the Closing Date (the "36-month Anniversary Date"), the Seller shall cause the trustee of the Salaried Pension Plan to transfer to the trustee of the Purchaser Pension Plan, and the Purchaser shall cause the trustee of the Purchaser Pension Plan to accept, assets attributable to the vested and non-vested benefits of the Inactive Employees who become Transferred Employees during the period which begins immediately after the 18-month Anniversary Date and ends on the 36-month Anniversary Date. The amount of such assets shall be calculated as of the 36-month Anniversary Date, but in all other respects shall be determined and transferred in the same manner as the initial transfer of assets under this Section 8.3(b).

Welfare Plan. Except to the extent of reserves accrued and reflected on the Final Balance Sheet with respect to accrued vacation, sick leave and accrued and unpaid bonuses, the Seller shall retain as a Retained Liability and be solely responsible for all Claims Incurred before (i) the Closing Date by a Transferred Employee who is not an Inactive Division Employee on such Closing Date, and (ii) the applicable Return Date by a Transferred Employee who was an Inactive Division Employee, in each case under any Employee Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("Welfare Plan").

Post-retirement Welfare Benefits. The Seller shall retain as a Retained Liability and be solely responsible for any obligations it has as of the Closing Date to provide post-employment welfare benefits to non-union Employees and Retirees. Except to the extent that the Purchaser assumes any such liability with respect to Transferred Employees as a result of assuming a collective bargaining agreement pursuant to Section 8.2, the Purchaser shall not assume any liability with respect to post-employment welfare benefits for Employees or Retirees and shall not be required hereunder to provide any such post-employment welfare benefits to Transferred Employees or Retirees.

Union Plans. (a) Except as otherwise provided in Section 8.4, effective on the Closing Date, the Purchaser shall assume the sponsorship of each Division Employee Benefit Plan and Benefit Arrangement provided for under the collective bargaining agreements that the Purchaser will assume pursuant to Section 8.2 to the extent such plans and arrangements and each of the benefits provided thereunder are identified on Schedule 8.6(a) hereto, other than the single-employer union defined benefit plans assigned plan numbers 016, 026 and 027 (each, a "Seller Union Pension Plan"). Effective on the Closing Date, the Seller shall amend, or shall cause to be amended, each Seller Union Pension Plan to fully vest the Transferred Employees covered by such plan and to eliminate any further accruals by such Transferred Employees of service, compensation or benefits under such plan. As soon as practicable after the Closing Date, but effective as of such Closing Date, the Purchaser shall establish and adopt for the benefit of the Transferred Employees covered by the Seller Union Pension Plans an employee benefit plan with terms and conditions that are substantially comparable to those of the Seller Union Pension Plans (prior to being amended as described herein) including credit for past service with the Seller for eligibility, vesting and, contingent upon the transfer of assets set forth in Section 8.6(b), benefit accrual and credit for compensation earned with the Seller (the "Purchaser Union Pension Plan"). The Purchaser Union Pension Plan shall comply with Section 411(d)(6) of the Code to protect Transferred Employees with respect to benefits earned and other protected provisions under the Seller Union Pension Plans.

As soon as practicable after the adoption of the Purchaser Union Pension Plan, the Seller shall cause the trustee of each Seller Union Pension Plan to transfer to the trustee of the Purchaser Union Pension Plan, and the Purchaser shall cause the trustee of the Purchaser Union Pension Plan to accept, assets and liabilities with a value equal to the present value of the benefits that would be payable to the Transferred Employees on a termination of the Seller Union Pension Plans as of the Closing Date, based on priority allocations under Section 4044 of ERISA, (i) valuing the benefits to be paid as annuities using the actuarial assumptions described in PBGC Regulation Section 2619 for valuing annuities (including, but not limited to, the applicable interest rates, mortality tables, expense load and retirement assumptions under PBGC Regulation Sections 2619.49 and 2619.61-65), as of August 1, 1994, and
(ii) valuing the benefits to be paid as lump sums using the actuarial assumptions described in PBGC Regulation Section 2619.49 for valuing lump sums, as of August 1, 1994.

The Seller shall cause the enrolled actuary for each Seller Union Pension Plan to provide the enrolled actuary for the Purchaser Union Pension Plan with all information necessary to verify the calculations contemplated hereunder. If the enrolled actuary for the Purchaser Union Pension Plan does not concur with the calculations made by the enrolled actuary for any Seller Union Pension Plan, the Seller and the Purchaser shall engage an impartial enrolled actuary who shall be empowered to resolve the dispute. The assets to be transferred to the Purchaser Union Pension Plan shall consist exclusively of cash. The Seller shall be solely responsible for timely adopting any amendments to each Seller Union Pension Plan and completing any governmental filings or submissions needed in order to effectuate the transfer of assets and liabilities to the Purchaser Union Pension Plan, and the Purchaser shall be solely responsible for timely adopting any amendments to the Purchaser Union Pension Plan and completing any governmental filings or submissions needed in order to receive the transfer of assets and liabilities from each Seller Union Pension Plan. The Seller's obligation to effectuate such transfers shall be conditioned upon its receipt of (i) evidence reasonably satisfactory to it that the Purchaser has timely completed any governmental filings or submissions needed in order to receive the transfer, and (ii) an opinion of counsel in a form reasonably satisfactory to it to the effect that the Purchaser Union Pension Plan as in effect on the date of the transfer satisfies the qualification requirements under Section 401(a) of the Code and the requirements of Section 411(d)(6) of the Code or shall be timely amended to satisfy such requirements. The Purchaser's obligation to receive such transfers (and to give Transferred Employees credit under the Purchaser Union Pension Plan for service with the Seller for benefit accrual purposes in accordance with Section 8.7) shall be conditioned upon its receipt of (i) evidence reasonably satisfactory to it that the Seller has timely completed any governmental filings or submissions needed in order to effectuate the transfer, and (ii) an opinion of counsel in a form reasonably satisfactory to it to the effect that each Seller Union Pension Plan as in effect on the date of the applicable transfer satisfies the qualification requirements under Section 401(a) of the Code or shall be timely amended to satisfy such requirements. If assets are transferred after the Closing Date, the assets transferred shall be equal to the amounts described above, computed using the interest rates (and all other assumptions) under PBGC Regulation Section 2619 described above, effective for the month of transfer.

As soon as practicable after the 18-month Anniversary Date, the Seller shall cause the trustee of each Seller Union Pension Plan to transfer to the trustee of the Purchaser Union Pension Plan, and the Purchaser shall cause the trustee of the Purchaser Union Pension Plan to accept, assets attributable to the vested and non-vested benefits of the Inactive Employees who become Transferred Employees during the period which begins immediately after the Closing Date and ends on the 18-month Anniversary Date. The amount of such assets shall be calculated as of the 18-month Anniversary Date, but in all other respects shall be determined and transferred in the same manner as the initial transfer of assets under this Section 8.6(b).

As soon as practicable after the 36-month Anniversary Date, the Seller shall cause the trustee of each Seller Union Pension Plan to transfer to the trustee of the Purchaser Union Pension Plan, and the Purchaser shall cause the trustee of the Purchaser Union Pension Plan to accept, assets attributable to the vested and non-vested benefits of the Inactive Employees who become Transferred Employees during the period which begins immediately after the 18-month Anniversary Date and ends on the 36-month Anniversary Date. The amount of such assets shall be calculated as of the 36-month Anniversary Date, but in all other respects shall be determined and transferred in the same manner as the initial transfer of assets under this Section 8.6(b).


Credited Service. Except as otherwise provided in Sections 8.3 and 8.6, from and after the Closing, the Purchaser shall credit to the Transferred Employees, for all purposes under all benefit plans, benefit arrangements and compensation policies and practices of the Purchaser, all previous service recognized by the Seller for such Transferred Employees under the Employee Benefit Plans and Benefit Arrangements (i) immediately prior to the Closing Date with respect to a Transferred Employee who is not an Inactive Division Employee on such Closing Date, and (ii) immediately prior to the applicable Return Date with respect to a Transferred Employee who was an Inactive Division Employee.

Termination Obligations. The Purchaser shall not assume as a liability or be responsible for, and the Seller shall retain as a Retained Liability and be solely responsible for, any payments that may be required to be made as a result of the sale of Assets contemplated by this Agreement under any termination, severance or similar plan, policy or arrangement of the Seller or the Subsidiary's. Notwithstanding the foregoing, the Purchaser shall assume as an Assumed Liability and be responsible for 50% of any severance payments required to be made under those certain Severance Agreements dated May 19, 1994 between the Seller and each of the persons set forth on Schedule 8.8 hereto (the "Severance Agreements"), and the Seller shall retain as a Retained Liability and be responsible for 50% of any severance payments required to be made under such Severance Agreements.

Indemnification. (a) Except as provided in Section 8.8, the Purchaser shall indemnify, defend and hold the Seller harmless from and against any liability, loss, damage or expense the Seller may incur (including reasonable attorneys' fees) with respect to any claims of Transferred Employees (i) arising out of their employment with the Purchaser, (ii) under any Law relating to the termination of such Transferred Employee's employment arising on or after the Closing Date and (iii) in connection with Liabilities assumed and obligations undertaken by the Purchaser under this Article VIII. The Purchaser shall comply with Sections 13.6 and 13.7 hereof.

Except as provided in Section 8.8, the Seller shall indemnify, defend and hold the Purchaser harmless from and against any liability, loss, damage or expense it may incur (including reasonable attorneys' fees) with respect to any claims of (i) Transferred Employees arising out of their employment with the Seller, (ii) Division Employees who do not become Transferred Employees and (iii) in connection with Liabilities retained by the Seller under this Article VIII. The Seller shall comply with Sections 13.6 and 13.7 hereof.

8.10. Cooperation. Except for the Transferred Employees and Inactive Employees, the Purchaser shall not employ or retain as a consultant any Employee of the Seller for a period of 12 months following the Closing Date.




CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS



 cause the JV Buyer to purchase the Joint Venture Interest from the JV Seller and (ii) purchase the Assets on the Closing Date are, at the option of the Purchaser, subject to the satisfaction of the following conditions:

Representations, Warranties and Covenants. (a) Each of the representations and warranties of the Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

The Sellers shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by them at or prior to the Closing Date.

The Purchaser shall have received a certificate of the Seller and the JV Seller, dated as of the Closing Date and signed by officers of the Seller and the JV Seller, as the case may be, certifying as to the fulfillment of the conditions set forth in this Section 9.1.

HSR Act. Any waiting period applicable to the purchase of the Assets under the HSR Act shall have expired or been terminated, and no action or proceeding shall be pending by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated herein, and neither the Purchaser nor the Seller shall have been notified of a present intention by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice, or the Federal Trade Commission (or their respective designees) to commence such an action or proceeding, and neither the Purchaser nor the Seller shall have been notified by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice or the Federal Trade Commission (or their respective designees) that an investigation of the transaction is continuing notwithstanding the expiration or termination of the waiting period applicable to the purchase of the Assets under the HSR Act; and there shall not be pending any Legal Proceeding commenced by any Governmental Body which there is sought any order, injunction, ruling or decree by a court or administrative agency of competent jurisdiction, which would prohibit the consummation of the transactions contemplated by this Agreement or require the Purchaser to divest or hold separate any portion of the Business or any portion of the business of the Purchaser or its Affiliates.

No Prohibition. No Law or Order of any court or administrative agency shall be in effect which prohibits the Purchaser from consummating the transactions contemplated hereby.

Opinion of the Seller's Counsel. The Purchaser shall have received an opinion or opinions of counsel for the Sellers, dated the Closing Date, to the effect that (a) this Agreement and each of the Seller Documents and the JV Seller Documents required to be delivered on or prior to the Closing has been duly authorized, executed and delivered by the Seller, the Subsidiary or the JV Seller, as the case may be, and (b) that the Seller Documents and the JV Seller Documents are valid, binding and enforceable in accordance with their terms.

Authorizations. The JV Buyer shall have received authorization from the Commission of European Communities and, if necessary, the national cartel authorities of Germany and the Netherlands for the JV Buyer's acquisition from the JV Seller of the Joint Venture Interest.

Subdivision Approvals. The Seller shall have obtained the final approval from the appropriate Governmental Body necessary for the legal Subdivision of the Turbine Trenton Property in accordance with Section
6.7 and such Subdivision shall not be subject to any appeal or contest.

Third Party Consents. The following consents shall have been obtained on terms reasonably satisfactory to the Purchaser: (a) the Stork Consent, (b) consent for the assignment of the Brandon Licenses, (c) consent for the assignment of the Alfa-Delaval License, (d) all consents listed on Schedule 4.7 and (e) consents for the assignment of any of the Material Contracts identified on Schedule 4.10 as requiring consent as a condition to Closing.

Title Insurance Policies. The Purchaser shall, at the Purchaser's expense, have received from a reputable national title insurance company selected by the Purchaser (the "Title Company"), commitments for ALTA owner's policies of title insurance (the "Title Policies"), covering the Owned Real Property and insuring (in the amounts mutually agreed to by Sellers and Purchaser) that upon Closing valid fee simple title to such property shall be indefeasibly vested in the Purchaser subject to no Liens (other than Permitted Exceptions). Notwithstanding the foregoing, in the event that the Title Company refuses to issue a title insurance policy as described above, but Chicago Title Insurance Company is prepared to insure such title at no extra cost to the Purchaser, the Purchaser shall obtain such title insurance from Chicago Title Insurance Company.

Exxon-Florio Amendment. The review period under the Exxon-Florio Amendment, during which the President of the United States or his designee may commence an investigation of the transactions contemplated by this Agreement (i) shall have expired without such investigation having been commenced or (ii) such investigation shall have been commenced and (x) the period under the Exxon-Florio Amendment during which such investigation must be completed shall have expired or the Purchaser shall have received notice that such investigation has been completed and (y) (A) the period under the Exxon-Florio Amendment during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any such action, in each case, prior to the Closing Date.

Delivery of Documents. The Purchaser shall have received all of the documents required to be delivered to the Purchaser on or prior to the Closing pursuant to this Agreement and such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to the Purchaser.







CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS

The obligation of the Seller to consummate the sale, transfer and assignment to the Purchaser of the Assets and the assignment of the Assumed Liabilities on the Closing Date, and the obligation of the JV Seller to consummate the sale, transfer and assignment to the JV Buyer of the Joint Venture Interest on the Closing Date, are, at the option of the Seller and the JV Seller, as applicable, subject to the satisfaction of the following conditions.

Representations, Warranties and Covenants. (a) Each of the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

The Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it at or prior to the Closing Date.

The Seller shall have received a certificate of the Purchaser, dated as of the Closing Date and signed by an officer of the Purchaser, certifying as to the fulfillment of the conditions set forth in this
Section 10.1.

No Prohibition. No Law or Order of any court or administrative agency shall be in effect which prohibits the Sellers from consummating the transactions contemplated hereby.

Opinion of the Purchaser's Counsel. The Seller shall have received an opinion or opinions of counsel for the Purchaser and the JV Buyer, dated the Closing Date, to the effect that (a) this Agreement and each of the Purchaser Documents and the JV Seller Documents required to be delivered on or prior to the Closing has been duly authorized, executed and delivered by the Purchaser or the JV Buyer, as the case may be, and (b) the Agreement and each of the Purchaser Documents and the JV Seller Documents are valid, binding and enforceable in accordance with their terms.

HSR Act. Any waiting period applicable to the purchase under the HSR Act shall have expired or been terminated, and no action or proceeding shall be pending by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated herein, and neither the Purchaser nor the Seller shall have been notified of a present intention by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice, or the Federal Trade Commission (or their respective designees) to commence such an action or proceeding, and neither the Purchaser nor the Seller shall have been notified by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice or the Federal Trade Commission (or their respective designees) that an investigation of the transaction is continuing notwithstanding the expiration or termination of the waiting period applicable to the purchase under the HSR Act; and there shall not be pending any Legal Proceeding commenced by any Governmental Body which there is sought any order, injunction, ruling or decree by a court or administrative agency of competent jurisdiction, which would prohibit the consummation of the transactions contemplated by this Agreement or require the Purchaser to divest or hold separate any portion of the Business or any portion of the business of the Purchaser or its Affiliates.

Delivery of Documents. The Seller shall have received all of the documents required to be delivered to the Seller on or prior to the Closing pursuant to this Agreement and such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to the Seller.

Authorizations. The JV Buyer shall have received authorization from the Commission of European Communities and, if necessary, the national cartel authorities of Germany and the Netherlands for the JV Buyer's acquisition from the JV Seller of the Joint Venture Interest.





COVENANTS RELATING TO ENVIRONMENTAL
MATTERS AND ASBESTOS CLAIMS

ISRA Compliance. Subject to the provisions of this Article XI, and in particular Section 11.5, the Seller shall be solely responsible for taking all actions necessary to obtain the ISRA Clearance from the NJDEP with respect to the North Plant and to comply with ISRA until such ISRA Clearance is issued and all costs associated therewith shall be retained by the Seller as Retained Liabilities. The Seller shall pursue with reasonable diligence the issuance of such ISRA Clearance. Except as may be required by Law and except in response to contacts initiated by NJDEP, during the Initial Period the Purchaser shall not initiate contact with NJDEP in any matter concerning or relating to the pending ISRA case relating to the North Plant without the prior approval of the Seller. Except as provided in the immediately preceding sentence, during the Initial Period the Seller shall be the sole and exclusive contact with NJDEP in any matter concerning or relating to the pending ISRA case relating to the North Plant and, after the Initial Period, if the Purchaser so elects, the parties shall jointly participate in such communications. In the event the Seller has not obtained the ISRA Clearance by the end of the Initial Period, the Purchaser shall thereafter have the right to participate jointly with the Seller in all contacts with NJDEP in any matter concerning or relating to the pending ISRA case relating to the North Plant. Except as may be required by Law and except in response to contacts from NJDEP, after the Initial Period neither the Purchaser nor the Seller shall have independent contact or communications with NJDEP in any matter concerning or affecting the pending ISRA case concerning or relating to the North Plant without the consent of the other party. The Seller shall with reasonable diligence continuously perform its obligations under this Article XI. Upon receipt by the Purchaser of the ISRA Clearance, the Purchaser shall assume, and release the Seller from, the On-Site North Plant Environmental Liabilities existing on or after the date of the ISRA Clearance; provided, however, that such release shall not limit the Purchaser's remedies for breach of Section 4.19(b). Effective as of the delivery of the ISRA Clearance, the Purchaser waives any rights it may have to void this transaction pursuant to ISRA as a result of any alleged violation of ISRA by the Seller.

Access of the Seller. Upon reasonable notice to the Purchaser, the Purchaser shall provide the Seller and any of its directors, officers, employees, counsel, agents, consultants and representatives (collectively, the "Seller Representatives") and, with respect to the North Plant, the NJDEP and the Seller Representatives, reasonable physical access to the Real Property and all improvements thereon for the purpose of conducting any environmental assessment, investigation or cleanup; provided, however, that, except for reasonable access granted to NJDEP, any access granted to the Seller may be conditioned or restricted as necessary to protect the Assets, operations, business prospects or other property or rights of the Purchaser, to ensure the safety of Personnel and facilities, to protect confidential or privileged information, or to facilitate or secure attendance during and observation of the Seller's activities by the Purchaser's Representatives to be determined or selected in the sole discretion of the Purchaser. For purposes of this Section 11.2, "environmental assessment, investigation and cleanup" includes, but is not limited to, soil and/or groundwater sampling, installation of soil borings and monitoring wells, sampling for asbestos-containing materials, excavation of soils, any and all off-site disposal of Hazardous Materials, installation of environmental cleanup equipment, including, but not limited to, water or air pollution control equipment, removal and/or encapsulation of asbestos-containing materials, and air quality monitoring.

Participation of the Purchaser. (a) With respect to the Seller's obligations and Liabilities relating to environmental matters pursuant to this Agreement, including, but not limited to, compliance with ISRA and the Connecticut Transfer Act, with respect to the Divisions or Assets, the Seller shall: (i) (A) promptly deliver to the Purchaser reasonably in advance of any intended or required deadline, filing or submission date, true and complete copies of all drafts of documents, submissions, reports, findings, letters, analyses, correspondence and any other documentation relevant, pertaining or related to or arising from the Seller's obligations under this Agreement ("Draft Documents") and (B) except with regard to ISRA prior to filing such Draft Documents, obtain the Purchaser's approval, which will not be unreasonably withheld or delayed; (ii) promptly deliver to the Purchaser true and complete copies of all documents, submissions, reports, findings, letters, analyses, correspondence and any other documentation produced, exchanged, filed, submitted or received to or from the Seller or the Seller Representatives and any Governmental Body or Person; (iii) promptly notify the Purchaser reasonably in advance of all site inspections, visits, conference calls, and meetings or other discussions scheduled between the Seller or the Seller's Representatives and any Governmental Body, and the Purchaser subject to Section 11.1 with regard to ISRA, in its sole discretion, may attend or have its attorney, consultant or other Representative of its choice, attend all such site inspections, visits, meetings or discussions; (iv) with reasonable diligence perform such obligations with a view to securing and implementing compliance and remediation of the Assets, including but not limited to Real Property, on a timely basis, and with no material cessation, restriction, alteration or disruption of the Purchaser's operations during such remediation, to standards that will not (A) materially adversely interfere with the lawful use of the Real Property as it is being used on the date hereof or may in the future be used for commercial or industrial purposes, (B) limit or make more costly in any material respect the present or future use of the North Plant; (C) affect any lawful use on the surface of the Real Property as it is being used on the date hereof or may in the future be used for commercial or industrial purposes, and/or (D) render title unmarketable to the Real Property; and (v) comply with all Laws, including, but not limited to, Environmental Laws. Subject to the provisions of Sections 11.1 and 11.4, the Seller shall be the sole and exclusive contact with appropriate Governmental Bodies in any matter that involves a Legal Proceeding to which the Seller is a party before such Governmental Body and concerns or relates to the Seller's obligations or Liabilities in respect of environmental matters which constitute Environmental Liabilities. Except as may be required by Law and except in response to contacts from such Governmental Bodies, the Purchaser shall not have independent contact or communications with any such Governmental Body in any matter concerning or affecting such Legal Proceeding without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed.

(b) Notwithstanding Section 11.3(a) above, during the Initial Period, the Purchaser may comment on the Draft Documents, but the Seller shall not be obligated to make changes requested by the Purchaser, and after the Initial Period such Draft Documents shall be subject to the Purchaser's approval which shall not be unreasonably withheld or delayed. If the NJDEP, as a condition for issuing the ISRA Clearance, requires the Seller to provide a Declaration of Environmental Restrictions, the Purchaser agrees either to take title to the Real Property, if necessary, subject to a Declaration of Environmental Restrictions or, following the Closing, to record a Declaration of Environmental Restrictions to the extent required by the NJDEP, in either case subject to the Purchaser's prior approval, to the extent that the Declaration of Environmental Restrictions includes provisions that might reasonably be expected to (i) materially adversely interfere with the lawful use of the Real Property as it is being used on the date hereof or may in the future be used for commercial or industrial purposes, (ii) limit or make more costly in any material respect the present or future use of the North Plant; (iii) affect any lawful use on the surface of the Real Property as it is being used on the date hereof or may in the future be used for commercial or industrial purposes, and/or (iv) render title unmarketable to the Real Property.


The Seller's Failure to Comply. If, in connection with the Retained Liabilities relating to environmental matters or Section 11.1, a Governmental Body claims or asserts that the Seller has failed to comply with applicable Law, including, but not limited to, Environmental Law, with respect to the Assets or in the event the Seller is in default of its obligations under Section 6.9 (in which event, Section 11.4(a) below shall not apply), then, in such event: (a) the Seller shall immediately notify the Purchaser; and (b) the Purchaser in its sole discretion shall have the right, but not the obligation, upon written notice to the Seller to proceed on the Seller's behalf with such compliance, and (c) in the event the Purchaser undertakes such compliance, all expenses (except as otherwise provided in Section 11.5) incurred by the Purchaser in connection therewith shall be treated as Retained Liabilities for purposes of Article XIII. If the Purchaser elects to proceed pursuant to this Section 11.4, it shall so notify the Seller and upon delivery of said notice the Seller shall have forty-five (45) days to commence and thereafter diligently pursue such actions as shall be necessary in good faith to cure, resolve, respond to or otherwise cause the withdrawal of such claim or assertion of non-compliance, provided that if such alleged non-compliance exposes the Purchaser in a material respect to penalties or fines or exposes the Purchaser to other enforcement action or causes or results in interruption, disruption or other detriment to the Purchaser's operations, and then, the Purchaser in its sole discretion shall have the right, but not the obligation, to undertake such compliance immediately upon the notification in this Section 11.4.

Shared Expenses. The Purchaser shall reimburse the Seller for fifty percent (50%) of the Seller's reasonable out-of-pocket expenses ("Expenses") incurred by the Seller after the Closing Date in connection with (a) the investigations and (b) remediations at the North Plant conducted pursuant to ISRA to obtain approval of a Negative Declaration affidavit and issuance of the ISRA Clearance, which reimbursement shall be made within thirty (30) days after receipt from the Seller of evidence reasonably satisfactory to the Purchaser of the amount of such Expenses and the fact that the Seller has paid same. The Seller agrees to only submit receipts to the Purchaser that relate to costs incurred solely with respect to the North Plant and, in the event the Seller retains any Person to perform work or services on the North Plant and on any other sites, including, without limitation, the South Plant or the Unimproved Parcel, the Seller agrees to coordinate in advance with such Person so that such Person submits separate cost estimates and proposals relating solely to the North Plant and submits separate invoices or bills for their services relating solely to the North Plant. In the event an invoice is submitted to the Seller for work or services performed on the North Plant and on any other sites, the Seller agrees to coordinate with such Person who submitted the invoice the appropriate breakdown of the costs so that the receipt that is presented to the Purchaser reflects only those costs and expenses relating solely to work or services performed on the North Plant. The costs of any environmental investigation or remediation conducted by or on behalf of the Purchaser at the North Plant shall be borne one hundred percent (100%) by the Purchaser.

Connecticut Transfer Act. In the event that consummation of the transactions contemplated hereby shall require compliance with the Connecticut Transfer Act and the Seller determines that a Form III is required to be filed with the Connecticut Department of Environmental Protection pursuant thereto, with the cooperation of the Purchaser, the Seller agrees to prepare, duly execute and file such Form III in a form reasonably acceptable to the Purchaser with said Governmental Body in conformity with such Law or, in the event a Form III is not required, a Form I or II in conformity therewith. The Seller further agrees to allow the Purchaser an opportunity to review such Form III prior to its execution and filing by the Seller. The Seller, and not the Purchaser, shall be solely responsible for taking all actions required by the Connecticut Department of Environmental Protection as a result of, or relating to the filing of a Form III. The Purchaser shall cooperate with all such required actions, including, but not limited to, providing the Seller with reasonable access to the Assets in accordance with
Section 11.2 hereof.




ADDITIONAL POST-CLOSING COVENANTS

Further Assurances. (a) From time to time after the Closing Date, each of the Seller, the JV Seller, and the Subsidiary shall, unless otherwise specified herein, at its sole cost and expense, at the reasonable request of the Purchaser or the JV Buyer, execute and deliver such other and further instruments of sale, assignment, assumption, transfer and conveyance and take such other and further action as the Purchaser or the JV Buyer may reasonably request in order to vest in the Purchaser and put the Purchaser in possession of the Assets and put the JV Buyer in possession of the Joint Venture Interest and to transfer to the Purchaser any Contracts and rights of the Seller, the JV Seller and the Subsidiary relating to the Assets and the Business and assure to the Purchaser the benefits thereof. At the reasonable request of the Seller, each of the Purchaser and the JV Buyer shall, at its sole cost and expense, execute and deliver such other and further documents and take such other and further action to give effect to the Purchaser's assumption of the Assumed Liabilities and the JV Buyer's assumption of the Joint Venture Obligations.

In the event any of the approvals, consents or waivers referred to in
Section 6.4 hereof have not been obtained by the Seller or the JV Seller as of the Closing and, notwithstanding such event, the Purchaser consents to the consummation of the transactions contemplated by this Agreement, the Seller or the JV Seller, as appropriate, shall, at the Purchaser's request and expense, use its best efforts to do the following:


cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Interest to the Purchaser as long as the Purchaser fully cooperates with the Seller or the JV Seller, as appropriate, in such arrangements and promptly reimburses the Seller or the JV Seller, as appropriate, for all payments, charges or other Liabilities made or suffered by the Seller or the JV Seller, as appropriate, in connection therewith; and

enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any and all rights of the Seller or the JV Seller, as appropriate, arising from such Interest against such issuer or grantor thereof or the other party or parties thereto (including the right to elect to terminate such Interest in accordance with the terms thereof upon the written advice of the Purchaser).

To the extent that the Seller or the JV Seller, as appropriate, enters into lawful arrangements designed to provide the benefits of any Interest as set forth in clause (b)(i) above, such Interest shall be deemed to have been assigned to the Purchaser for purposes of Section
1.1 hereof (if such Interest relates to the Joint Venture) or Section
1.2 hereof (if such Interest relates to either Division).

Public Announcements. None of the Seller, the JV Seller (nor any of their Affiliates) nor the Purchaser (nor any of its Affiliates) shall make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other parties hereto (which consent may not be unreasonably withheld), except as may be required by Law or applicable stock exchange rules; provided, however, that the parties required to make such disclosure shall give prompt prior notice to the other parties hereto of the nature of the requirement, the identity of the person or persons to whom disclosure is required to be made and the information to be so disclosed.

Post-Closing Covenant of the Seller, the JV Seller and the Purchaser. The Seller, the JV Seller and the Purchaser covenant and agree that, from and after the Closing Date, the Seller, the JV Seller and the Purchaser will, and will cause their respective Affiliates to, cooperate with each other in providing all information necessary (to the extent available) for the preparation of Tax Returns of the Seller, the JV Seller, the Purchaser and the JV Buyer, and in defending or prosecuting any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation and audit of the Seller's, the Joint Venture's, the JV Buyer's or the Purchaser's Tax Returns for all periods up to and including the Closing Date, and (b) any audit of the Purchaser, the JV Buyer, the Seller and/or the JV Seller with respect to the sales, transfer and similar taxes imposed by the Laws of any jurisdiction, relating to the transactions contemplated by this Agreement. In furtherance hereof, the Purchaser, the Seller and the JV Seller further covenant and agree to respond, and to cause their respective Affiliates to respond, to all reasonable inquiries related to such matters and to provide, to the extent possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

Books and Records; Personnel. For a period of seven years (7) after the Closing Date (or such longer period as may be required by any Governmental Body or ongoing Legal Proceeding):

The Purchaser shall not dispose of or destroy any of the currently existing business records and files of the Divisions or the Joint Venture without first giving thirty (30) days' prior written notice to the Seller whereupon the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 30-day period, to take possession of the records and files within sixty (60) days after the date of the Seller's notice to the Purchaser.

The Purchaser shall allow the Seller and the Seller's Representatives access to all business records and files of the Divisions and the Joint Venture (to the extent permitted) which are transferred to the Purchaser in connection herewith, during regular business hours and upon reasonable notice at the Purchaser's principal place of business or at any location where such records are stored, and the Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to materially interfere with the normal conduct of the Purchaser's business or operations.

The Purchaser shall make available to the Seller, upon written request and at the Seller's expense (i) the Purchaser's personnel to assist the Seller in locating and obtaining records and files maintained by the Purchaser and (ii) any Transferred Employee who continues to be employed by the Purchaser whose assistance or participation is reasonably required by the Seller in anticipation of, or preparation for, existing or future litigation (including, without limitation, the defense of any Asbestos Claim or Pending Asbestos Claim), arbitration, administrative proceeding or other matters in which the Seller or any of its Affiliates is involved and which is related to the Business (other than Tax Return preparation, which shall be governed by Section 12.3 hereof).

Non-competition. (a) The Seller agrees that for a period of five (5) years following the Closing Date, neither the Seller nor any of its Affiliates will directly or indirectly manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner, anywhere in the world, with any business which manufactures or sells products which are the same or similar to and competitive with the products manufactured or sold by the Business as of the Closing Date; provided, however, that the Seller may continue to manufacture and sell any products or product lines which it currently manufactures or sells (including as any such products may be improved or updated) through its Delaval Condenser and Imo Pump divisions and its Imo AB and Warren Pumps, Inc. subsidiaries and that, with respect to pump products, the foregoing limitations shall be limited to pumps or parts used directly or indirectly in the utility generation market. For these purposes, ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 10% of any class of such securities shall not be considered to be competition with the Business.

(b)It is the desire and intent of the parties to this Agreement that the provisions of this Section 12.5 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 12.5 shall be adjudicated to be invalid or unenforceable, this Section 12.5 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

(c)The parties acknowledge that damages and remedies at law for any breach of this Section 12.5 will be inadequate and that the Purchaser and the JV Buyer shall be entitled to specific performance and other equitable remedies (including any injunction) and such other relief as a court may deem appropriate in addition to any other remedies the Purchaser or the JV Buyer may have.

Review of Major Backlog Contracts. As soon as practicable after the Closing Date, the Seller shall deliver to the Purchaser the Seller's best and good faith estimate of the Base Costs in respect of each Major Backlog Contract and following such delivery the Purchaser and the Seller shall meet to review each Major Backlog Contract and the Base Costs relating thereto as set forth in said estimate. The Seller and the Purchaser will review such estimate and agree upon the Base Costs.



INDEMNIFICATION AND RELATED MATTERS

Indemnification by the Seller.  Subject to the provisions of this
Article XIII, the Seller agrees to indemnify and hold the Purchaser harmless, from and against all Damages resulting from or arising out of:

the failure of any of the representations and warranties contained in
Article IV of this Agreement to have been true in all material respects when made and as of the Closing Date, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true as of such specified date;

the failure of the Seller or the JV Seller to comply in all material respects with any of the covenants contained in this Agreement which are required to be performed by the Seller or the JV Seller; and

the Retained Liabilities.

Indemnification by the Purchaser.  Subject to the provisions of this
Article XIII, the Purchaser agrees to indemnify and hold the Seller harmless from and against all Damages resulting from or arising out of:

the failure of any of the representations and warranties contained in
Article V of this Agreement to have been true in all material respects when made and as of the Closing Date, it being understood that to the extent that any such representations and warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true as of such specified date;

the failure of the Purchaser to comply in all material respects with any of the covenants contained in this Agreement which are required to be performed by the Purchaser;

the Assumed Liabilities, subject to Section 1.4(g); and

the Post-Closing Liabilities.

Determination of Damages and Related Matters. In calculating any amount payable to the Purchaser pursuant to Section 13.1 or payable to the Seller pursuant to Section 13.2, appropriate adjustment shall be made for (i) any tax benefit allowable as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries, and no amount shall be included for the Purchaser's or the Seller's, as the case may be, special, consequential or punitive damages. The Seller and the Purchaser agree that, except as specifically set forth in this Agreement, neither party (including its representatives) has made or shall have liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including in the case of the Seller and its representatives any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Divisions or the Joint Venture.

Limitation on Indemnification Liabilities. (a) Indemnifications in favor of the Purchaser contained in 13.1(a) hereof (i) shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Section exceeds $1,000,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount and (ii) shall terminate once the dollar amount of all Damages (including reasonable attorneys' fees) indemnified against under such Section aggregates 10% of the Purchase Price.

Indemnifications in favor of the Seller contained in Section 13.2(a) hereof (i) shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Section exceeds the Threshold Amount, and then only to the extent such aggregate amount exceeds the Threshold Amount and (ii) shall terminate once the dollar amount of all Damages (including reasonable attorneys' fees) indemnified against under such Section aggregates 10% of the Purchase Price.

Survival of Representations, Warranties and Covenants. The parties hereto agree that the representations and warranties made in this Agreement and any indemnification with respect thereto, shall survive for eighteen months after the Closing Date; provided, however, that the representations and warranties made in Sections 4.1, 4.2, 4.6, 4.12, 5.1 and 5.2 hereof shall survive until expiration of the applicable statutes of limitation, and the representations and warranties made in Section
4.19 shall survive until the earlier of the fifth anniversary of the Closing Date or the second anniversary of the date on which the Purchaser becomes responsible for the On-Site North Plant Environmental Liabilities. The foregoing time limitation shall be construed to apply only to the indemnity obligations of the Seller under Section 13.1(a) and only to the indemnity obligations of the Purchaser under Section 13.2(a) and not to any other provisions of Section 13.1 or 13.2 hereof. For the avoidance of doubt, the parties confirm their agreement that there shall be no time or other limits on their indemnification obligations in respect of Assumed Liabilities and Retained Liabilities.

Notice of Indemnification. In the event any Legal Proceeding shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XIII or for breach of any of the representations and warranties set forth herein, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"), which notice must be received by the Indemnitor prior to the expiration of eighteen months after the Closing Date (except for indemnification pertaining to covenants and agreements referred to in Section 13.5 hereof, as to which such eighteen-month limitation shall not be applicable); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor has actually been prejudiced as a result of such failure; provided further, however, that such notice must be received by the Indemnitor prior to the expiration of eighteen months after the Closing Date (except for indemnification pertaining to the representations and warranties set forth in Sections 4.1, 4.2, 4.6, 4.12, 4.19, 5.1 and 5.2 hereof, any matters covered by
Section 13.1(b) or (c) hereof or Section 13.2(b), (c) or (d) hereof, as to which such eighteen month limitation shall not be applicable). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

Indemnification Procedure for Third-Party Claims. Except as otherwise provided herein, in the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, (i) that the Indemnitor exercises such option in writing within thirty (30) days of receipt of notice; and
(ii) that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense, provided, however, that no such expenses of counsel shall be deemed to be Defense Costs. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel (reasonably satisfactory to the Indemnitor), at the expense of the Indemnitor, the Indemnitor shall nevertheless indemnify the Indemnitee for the full amount of the Damages relating to such proceeding, claim or demand and the Indemnitee shall control the defense and settlement of such proceeding; provided, that the Indemnitee shall give the Indemnitor twenty (20) days written notice prior to entering into any such settlement and shall not settle any such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitee shall settle any such proceeding without the consent of the Indemnitor, the Indemnitee shall thereafter have no claim against the Indemnitor under this Article XIII with respect to any loss, liability, claim, obligation, damage and expense occasioned by such settlement.

Exclusive Remedy.  Except as specifically provided in Section 2.4(e),
Article VIII and Section 14.2 hereof, the exclusive remedy available to a party hereto in respect of the matters covered by Section 13.1 or
Section 13.2 hereof shall be to proceed in the manner and subject to the limitations contained in this Article XIII.

Limitation of Obligations. Notwithstanding anything to the contrary contained herein, to the extent there is a breach of a representation or warranty or breach or non-fulfillment of any covenant by the Seller or the JV Seller which gives rise to Damages which are indemnifiable and such Damages are sustained by the Joint Venture or effect partners' interests in the Joint Venture, the Seller's indemnification obligation to the Purchaser hereunder shall be limited to fifty percent (50%) of the amount of such Damages.

Purchase Price Adjustment. All amounts paid pursuant to this Article XIII shall be treated by the parties as an adjustment to the Purchase Price.

Obligations of the JV Seller. Notwithstanding anything to the contrary contained in this Agreement, any provision contained herein requiring the performance of the JV Seller shall be construed as the direct obligation of the Seller to cause such obligation to be performed and not as an obligation of any kind of the JV Seller.




TERMINATION

Termination.  This Agreement may be terminated:

by the written agreement of the Purchaser and the Sellers;

by either the Purchaser or the Seller if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby;

by either the Purchaser or the Seller if the Closing shall not have occurred on or before April 30, 1995 for any reason other than a breach by the party requesting termination of its obligations, representations or warranties under this Agreement; or

by the Seller by written notice delivered not later than December 1, 1994 provided the Seller may deliver such notice only if as a result of the Dames & Moore Reports and the E-K Reports the Seller reasonably concludes the environmental costs included in Retained Liabilities will exceed $4,000,000.

Liabilities After Termination. Upon any termination of this Agreement pursuant to Section 14.1 above, no party hereto shall thereafter have any further liability or obligation hereunder other than the Purchaser's obligations pursuant to Section 7.2 hereof, but no such termination shall relieve either party hereto of any liability to the other party hereto for any breach of this Agreement prior to the date of such termination.



MISCELLANEOUS

Certain Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined, except with respect to the terms the "Seller" and "Sellers"):

"Access and Support Agreement" has the meaning set forth in Section
3.3(r) hereof.

"Accounts Receivable" has the meaning set forth in Section 1.2(c) hereof.

"Active Division Employee" means a Division Employee who is actively employed in either Division on the day immediately prior to the Closing Date, excluding any such employee then on disability, sick leave, layoff or leave of absence from such Division.

"Actual Direct Costs" means with respect to each Major Backlog Contract an amount equal to the sum of the direct material and other direct costs (including, but not limited to, penalties, scrap and rework costs, concessions and warranty costs) and 200% of the direct labor costs actually incurred by the Purchaser or the Joint Venture, as the case may be, in respect of such Contract between the Closing Date and the date of the expiration of the warranty period for the goods to be delivered under such Contract in order to deliver the goods and services required to be delivered pursuant to such Contract as such costs are determined in the ordinary course of business consistent with the current practices of the Seller or the Joint Venture, as the case may be.

"Actual Production Hours" means the sum of all shop and office hours charged by employees of the Turbine Division for machining and non-machining work included in manufacturing burden hours for the period January 1, 1995 through December 31, 1995, except for hours charged in respect of work performed on the Malaysian GPP-10 project.

"Affiliate" has the meaning specified in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

"Alfa-Laval License" means the license granted pursuant to that certain license agreement dated September 4, 1987 between the Seller and Alfa-Laval.

"Arbiter" has the meaning set forth in Section 2.2(d) hereof.

"Agreement" has the meaning set forth in the introductory paragraph hereof.

"Asbestos Claim" has the meaning set forth in Section 2.4(a) hereof.

"Asset Sale" has the meaning set forth in the recitals hereof.

"Assets" has the meaning set forth in Section 1.2 hereof.

"Assumed Liabilities" has the meaning set forth in Section 1.4(a) hereof.

"Backlog Contracts" has the meaning set forth in Section 4.10(c) hereof.

"Base Costs" means with respect to each Major Backlog Contract the Seller's best and good faith estimate, made in the ordinary course of business consistent with the current practices of the Divisions or the Joint Venture, as the case may be, and as determined pursuant to Section 12.6, of the amount of the direct material and other direct costs (including, but not limited to, penalties, scrap and rework costs, concessions and warranty costs) and 200% of the direct labor costs to be incurred by the Purchaser or the Joint Venture, as the case may be, in respect of such Contract between the Closing Date and the date of the customer's acceptance of the goods to be delivered under such Contract in order to deliver the goods and services required to be delivered pursuant to such Contract.

"Balance Sheets of the Divisions" has the meaning set forth in Section
4.8 hereof.

"Benefit Arrangement" has the meaning set forth in Section 4.13(b) hereof.

"Bleichroeder" has the meaning set forth in Section 5.7 hereof.

"Brandon Licenses" (a) Exclusive License with Royalty of October 9, 1987 between R.L. Brandon ("Brandon") and Quabbin Industries, Inc. together with Brandon's consent dated July 2, 1990 for the assignment thereof to the Seller, (b) Settlement Agreement of January 13, 1994 among Brandon, the Seller and certain other parties, (c) Exclusive License with Royalty of January 13, 1994 between Brandon and the Seller, (d) Non-Exclusive License with Royalty of January 13, 1994 between Brandon and the Seller, and (e) China License Agreement of January 13, 1994 between Brandon and the Seller.

"Business" has the meaning set forth in the recitals hereof.

"Business Day"	means any weekday on which nationally chartered banks
in the City of New York are open for business.

"Claims Incurred" means a claim for a benefit provided under a Welfare Plan, and such claim shall be deemed to be incurred under such Welfare Plan as follows:

for a plan providing health benefits, on the date services are rendered; provided however, that if the person receiving such services is totally disabled or hospitalized, the incurred claim shall include services rendered during the continuous period of disability or hospitalization, for a plan providing disability benefits, on the date of the onset of the disability and continuing until the completion of the disability or such earlier date as the plan may provide; and



for a plan providing death benefits, on the date of death.

"Closing" means the consummation of the transactions contemplated by this Agreement.

"Closing Balance Sheet" has the meaning set forth in Section 2.2(b) hereof.

"Closing Date" has the meaning set forth in Section 3.1 hereof.

"Closing Net Book Value" has the meaning set forth in Section 2.2(a) hereof.

"COBRA Coverage" has the meaning set forth in Section 8.1(c) hereof.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" has the meaning set forth in Section 6.2 hereof.

"Connecticut Transfer Act" means Section 22a-134 et seq. of the Connecticut General Statutes.

"Contract" means, with respect to the Assets, the Business, the Divisions or the Joint Venture, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral, to which the Seller, the Joint Venture or either Division is a party, and, in respect of products or services of the Business, any firm written proposal or quotation delivered to a customer of the Business even if it has not yet been accepted by the customer.

"Covered JV Liabilities" has the meaning set forth in Section 1.4(f) hereof.

"Damages" means all claims, suits, actions, judgements, losses, injuries, damages, fines, penalties, costs, expenses and liabilities (including reasonable attorneys' fees, consultants' fees, professionals fees' and expenses incident to the foregoing), including without limitation, environmental damages, response costs (including without
limitation, response costs under 42 U.S.C.   9601 et seq. or any
comparable state, local or international Law), remediation expenses, disbursements and court costs whether incurred by a party to this Agreement (or one of its Affiliates) or a third party claiming against the Purchaser (including reasonable attorneys', consultants' and other professionals' fees and expenses incident to the foregoing).

"Dames & Moore Reports" has the meaning set forth in Section 6.9 hereof.

"Declaration of Environmental Restrictions" means a statement of conditions imposed by the New Jersey Department of Environmental
Protection pursuant to Section 36 of P.L. 1993, c.139.

"Defense Costs" has the meaning set forth in Section 2.4(a) hereof.

"Deferred Purchase Price" has the meaning set forth in Section 2.1 hereof.

"Dispute Notice" has the meaning set forth in Section 2.2(d) hereof.

"Division Employees" means all persons employed in the Divisions on the day immediately prior to the Closing Date, including any persons on disability, sick leave, layoff or leave of absence from either Division.

"Divisions" has the meaning set forth in the recitals hereof.

"Draft Documents" has the meaning set forth in Section 11.3 hereof.

"E-K Report" has the meaning set forth in Section 6.9 hereof.

"E-K Summaries" has the meaning set forth in Section 6.9 hereof.

"18-month Anniversary Date" has the meaning set forth in Section 8.3(b) hereof.

"Employee Benefit Plan" has the meaning set forth in Section 4.13(b) hereof.

"Employees" means, collectively, the Joint Venture Employees and the Division Employees.

"Environment" means soil, surface water, ground water, land, stream or other sediments, air, surface or subsurface strata, run-off, run-on or other environmental medium.

"Environmental Laws" means all international, federal, state and local Laws, rules, regulations, ordinances, binding guidance, policy, orders, judgments and consent decrees relating to or governing the protection of health, safety or the Environment, including, without limitation, the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), and any similar state or local Laws, including but not limited to, the Connecticut Transfer Act (Section 22a-134 et seq. of the Connecticut General Statutes) and the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), and all rules and regulations promulgated according thereto, all as amended from time to time.

"Environmental Liabilities" means any Damages, debts or obligations related to, arising from or connected with Environmental Laws or
Hazardous Materials, including without limitation, response costs under
42 U.S.C.   9601 et seq. or any state Law, or remediation expenses.

"Equipment" has the meaning set forth in Section 1.2(a) hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agreement" has the meaning set forth in Section 2.1 hereof.

"Excess Assumed Liabilities" has the meaning set forth in Section 1.4(g) hereof.

"Excess Divisional Assumed Liabilities" has the meaning set forth in
Section 1.4(e) hereof.

"Excess JV Assumed Liabilities" has the meaning set forth in Section 1.4(f) hereof.

"Excluded Assets" has the meaning set forth in Section 1.3 hereof.

"Expenses" has the meaning set forth in Section 11.5 hereof.

"Exxon-Florio Amendment" means Section 721 of Title VII of the Defense
Production Act of 1950, 50 U.S.C. App.   2170.

"Final Balance Sheet" has the meaning set forth in Section 2.2(f) hereof.

"Financial Statements" has the meaning set forth in Section 4.8 hereof.

"Financial Statements of the Divisions" has the meaning set forth in
Section 4.8 hereof.

"First Boston" has the meaning set forth in Section 4.23 hereof.

"GAAP" means generally accepted accounting principles in the United
States.

"Governmental Body" means any government or governmental or regulatory body, authority, department, commission, board, bureau, agency, court or instrumentality thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

"Governmental Contract" shall mean any Contract with a Governmental Body, whether foreign or domestic, that relates to the Business and by which the Seller, the JV Seller, the Divisions or the Joint Venture is bound, including, without limitation, a subcontract.

"Hazardous Materials" means any chemical, materials, gas, pollutant, contaminant, asbestos, dangerous substance, petroleum, crude oil or any fraction thereof, radon, toxic substance, solid or hazardous waste, medical waste, hazardous material or hazardous substance as defined or regulated by any international, Federal, state or local Law relating to or governing protection of health, safety or the Environment.

"HSR Act" has the meaning set forth in Section 4.7 hereof.

"Inactive Division Employee" means a Division Employee who is employed in either Division on the day immediately prior to the Closing Date but who is then on disability, sick leave, layoff or leave of absence from such Division.

"Indemnitee" has the meaning set forth in Section 13.6 hereof.

"Indemnitor" has the meaning set forth in Section 13.6 hereof.

"Initial Period" means the period of time from the date hereof through the first to occur of (i) twenty-four (24) months from the Closing Date or (ii) twelve (12) months from the date Seller receives a detailed written response from NJDEP to its Remedial Action Plan which is to be filed with NJDEP on or before November 8, 1994, but in any event not sooner than the first anniversary of the Closing Date.

"Intangible Assets" has the meaning set forth in Section 1.2(e) hereof.

"Intellectual Property" means all United States and foreign (a) patents and patent applications (including reissues, divisions, continuations-in-part and extensions thereof), invention disclosures, inventions, and improvements thereto, (b) trademarks, trade names, service marks, trade dress and logos and registrations and applications for registration thereof, (c) copyrights and registrations thereof, (d) research, developments, processes, trade secrets, know-how, formulae, compositions, designs, parts, routings, inventions, and manufacturing, engineering and other technical information, (e) computer software, data and documentation (in whatever form or medium including electronic media), (f) mask work and other semiconductor chip rights and registrations thereof and (g) licenses of any of the foregoing.

"Interest" has the meaning set forth in Section 6.4 hereof.

"Inventory" has the meaning set forth in Section 1.2(b) hereof.

"ISRA" (Industrial Site Recovery Act) means the Environmental Cleanup Responsibility Act ("ECRA"), N.J.S.A. 13:1K-6 et seq., and any and all amendments thereto, and all regulations, forms, policies and guidelines promulgated pursuant thereto or applicable or enforced in connection therewith.

"ISRA Clearance" means a No Further Action Letter, Negative Declaration approval letter or other document issued by NJDEP pursuant to ISRA establishing that no further work is required at the North Plant.

"Joint Venture" has the meaning set forth in the recitals hereof.

"Joint Venture Assets" means all of the assets, properties, rights, contracts and claims, employed exclusively in the Joint Venture, wherever located, whether tangible or intangible, as the same shall exist as of the Closing.

"Joint Venture Balance Sheets" has the meaning set forth in Section 4.8 hereof.

"Joint Venture Documents" means (a) that certain Second Restated Agreement, dated March 26, 1986, by and between the JV Seller and Stork as amended by that certain Agreement of Amendment of January 12, 1987,
(b) that certain Compressor, Turbine and Pump Design, Technological Know-How and Industrial Rights License, dated as of September 1, 1971 by and between Stork Pompen N.V. and Delaval-Stork V.O.F. and (c) that certain Compressor, Turbine and Pump Design, Technological Know-How and Industrial Rights License, dated as of September 1, 1971 by and between Delaval Turbine International Inc. and Delaval-Stork V.O.F., as each of the foregoing may be amended by the mutual agreement of the JV Seller and the Purchaser between the date hereof and the Closing Date as necessary to obtain the Stork Consent pursuant to the terms hereof and to obtain the authorization of the Commission of the European Communities and, if necessary, the national cartel authorities of Germany and the Netherlands including amendments which convert the Joint Venture from partnership to corporate form.

"Joint Venture Employees" means all persons employed in the Joint
Venture on the date immediately prior to the Closing Date, including any persons on disability, sick leave, layoff or leave of absence from the Joint Venture.

"Joint Venture Financial Statements" has the meaning set forth in
Section 4.8 hereof.

"Joint Venture Interest" has the meaning set forth in the recitals hereof.

"Joint Venture Interest Assignment and Assumption Agreement" has the meaning set forth in Section 3.4(a) hereof.

"Joint Venture Leased Real Property" means collectively, any of the Joint Venture's right, title and interest in the real property leased by the Joint Venture and used exclusively by the Joint Venture as set forth on Schedule 15.1(a) hereto.

"Joint Venture Leased Real Property Assignments" has the meaning set forth in Section 3.4(c) hereof.

"Joint Venture Obligations" has the meaning set forth in Section
1.4(a)(i) hereof.

"JV Buyer" has the meaning set forth in the introductory paragraph hereof.

"JV Seller" has the meaning set forth in the introductory paragraph hereof.

"JV Seller Documents" has the meaning set forth in Section 4.2(a) hereof.

"Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, binding guidance or policy, regulation, orders or consent decrees or other requirement or guideline.

"Leased Real Property" means all the Real Property leased by the Seller and used exclusively in the Divisions as specifically as set forth in
Schedule 1.2(d)(ii) hereto.

"Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding, investigation, inquiry, complaint, order, proceeding or claim by any Governmental Body or private party, including, without limitation, a condemnation, eminent domain or similar proceeding.

"Liabilities" means indebtedness, obligations or Damages.

"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

"Major Backlog Contracts" means, collectively, the Major Divisional Backlog Contracts and the Major JV Backlog Contracts.

"Major Divisional Backlog Contracts" means each Contract of the Turbine Division that requires the delivery of a complete turbine or compressor unit after the Closing Date.

"Major JV Backlog Contracts" means each Contract of the Joint Venture that requires the delivery of a complete turbine or compressor unit after the Closing Date.

"Material Adverse Effect" means any effect that results in a material adverse change in the Business, the Divisions, the Joint Venture, the Assets, the Assumed Liabilities, or in the financial condition or results of operations or prospects of the Business, the Divisions or the Joint Venture, taken as a whole.

"Material Contracts" has the meaning set forth in Section 4.10 hereof.

"No Further Action Letter" means the No Further Action Letter issued by NJDEP approving a Negative Declaration affidavit concerning the North Plant submitted by the Seller pursuant to ISRA.

"Non-Competition Agreement" has the meaning set forth in Section 2.1 hereof.

"North Plant" means the land, buildings and improvements located north of Nottingham Way, Trenton, New Jersey exclusive of the Unimproved Parcel (hereinafter defined), and if the Subdivision is approved pursuant to the Major Subdivision Plan described in Exhibit E-1 hereto, shall mean the land more specifically described in Schedule 15.1(b)(i) hereto or, if the Subdivision is approved pursuant to the Alternate Major Subdivision Plan described in Exhibit E-2 hereto, shall mean the land more specifically described in Schedule 15.1(b)(ii) hereto.

"NJDEP" means the New Jersey Department of Environmental Protection and
Energy.

"On-Site North Plant Environmental Liabilities" means all Environmental Liabilities related to or arising from environmental conditions at, on, under or about the North Plant.

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

"Owned Real Property" means all the Real Property owned in fee or otherwise by the Seller and used exclusively by the Divisions, specifically as set forth in Schedule 1.2(d)(i) hereto.

"Pending Asbestos Claims" has the meaning set forth in Section 2.4(a) hereof.

"Pending Asbestos Claim Reserve Amount" means with respect to each Pending Asbestos Claim an amount equal to the sum of (a) the total amounts paid by the Seller and its Affiliates and their insurers, during the three (3) years prior to the date of determination, to settle any claim by, or satisfy any judgment or award in favor of, any third party arising out of or resulting from Asbestos Claims divided by the total amount of Asbestos Claims in respect of which the Seller or its Affiliates or their insurers have made any such payments and (b) $6,000.

"Permit" means any written approval, authorization, registration, consent, franchise, license, permit, variance, waiver or certificate by any Governmental Body.

"Permitted Exceptions" means (i) prior to the Closing Date, Liens in favor of Citibank, N.A., as collateral agent (or any new or substitute collateral agent), relating to certain indebtedness of the Seller; (ii) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics', carriers', workers', repairers, and similar Liens arising or incurred in the ordinary course of business; (iv) zoning, entitlement and other land use and environmental regulations by Governmental Bodies, including any Declaration of Environmental Restrictions; (v) Liens arising out of a failure to comply with the provisions of any bulk transfer Laws of any jurisdiction; (vi) such exceptions noted in the title policies described on Schedule 15.1(c) hereto, true and correct copies of which have been furnished to the Purchaser; (vii) such other recorded easements, covenants, declaration rights of way and other minor imperfections of title which are of record and that do not materially restrict, inhibit or limit the present use of any such Real Property; and (viii) such state of facts as would be shown on an accurate survey of each parcel of Real Property, provided that such state of facts do not materially restrict, inhibit or limit the use of any such Real Property.

"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

"Post-Closing Liabilities" has the meaning set forth in Section 1.4(h) hereof.

"Purchase Price" has the meaning set forth in Section 2.1 hereof.

"Purchaser" has the meaning set forth in the introductory paragraph hereof.

"Purchaser Documents" has the meaning set forth in Section 5.2 hereof.

"Purchaser Pension Plan" has the meaning set forth in Section 8.3(a) hereof.

"Purchaser Representatives" has the meaning set forth in Section 6.2 hereof.

"Purchaser Union Pension Plan" has the meaning set forth in Section
8.6(a) hereof.

"Purchaser's Accountants" has the meaning set forth in Section 2.2(c) hereof.

"Real Property" has the meaning set forth in Section 1.2(d) hereof.

"Reimbursement Basis" has the meaning set forth in Section 1.4(d) hereof.

"Remedial Action Workplan" means a plan for a remedial action to be undertaken at an industrial establishment pursuant to ISRA (N.J.S.A. 13:1-K8).

"Retained Liabilities" has the meaning set forth in Section 1.4(d) hereof.

"Retirees" means former Division Employees and their spouses and beneficiaries with a right to receive post-retirement welfare benefits from the Seller.

"Return Date" means the date the Inactive Division Employee ceases to be on disability, sick leave, layoff or leave of absence, as applicable, from the Division in which he or she is employed.

"Salaried Pension Plan" has the meaning set forth in Section 8.3(a) hereof.

"Seller" and "Sellers" have the meanings set forth in the introductory paragraph hereof.

"Seller Documents" has the meaning set forth in Section 4.2(a) hereof.

"Seller Representatives" has the meaning set forth in Section 11.2 hereof.

"Seller Union Pension Plan" has the meaning set forth in Section 8.6(a) hereof.

"Seller's Accountants" has the meaning set forth in Section 2.2(b) hereof.

"Severance Agreements" has the meaning set forth in Section 8.8 hereof.

"South Plant" means the land, buildings and improvements located south of Nottingham Way, Trenton, New Jersey, as more specifically described in Schedule 15.1(d) hereto.

"South Plant Assets" means the Unimproved Parcel, the South Plant and such items of Equipment and Inventory relating to the Business which are located at the South Plant on the Closing Date and which the Purchaser has elected, pursuant to the Transition Agreement, not to have relocated to the North Plant.

"Spill" means any intentional or unintentional action or omission resulting in the leaking, releasing, spilling, leaching, pumping, pouring, emitting, emptying or dumping of a Hazardous Material onto or into the Environment.

"Stork" means Stork Roterende Werktuigen B.V.

"Stork Consent" has the meaning set forth in Section 3.4(b) hereof.

"Subdivision" has the meaning set forth in Section 6.7 hereof.

"Subleases" has the meaning set forth in Section 3.3(u) hereof.

"Subsidiary" has the meaning set forth in the recitals hereof.

"Supply Requirement Contracts" has the meaning set forth in Section 4.10(d) hereof.

"Taxes" means any tax, impost, assessment, levy, or other governmental charge of any kind whatsoever, including, but not limited to, any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax (including any interest, penalty, or addition thereto), whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"36-month Anniversary Date" has the meaning set forth in Section 8.3(b) hereof.

"Threshold Amount" has the meaning set forth in Section 13.4(a) hereof.

"Title Company" has the meaning set forth in Section 9.8 hereof.

"Title Policies" has the meaning set forth in Section 9.8 hereof.

"Transferred Employees" means all Division Employees who accept offers of employment from the Purchaser on or after the Closing Date.

"Transition Agreement" has the meaning set forth in Section 1.3(m) hereof.

"Turbine Division" has the meaning set forth in the recitals hereof.

"Turbine Trenton Property" means all Real Property and other Assets comprising the North Plant, the South Plant, and the Unimproved Parcel in total, located at 853 Nottingham Way, Trenton, New Jersey.

"TurboCare Division" has the meaning set forth in the recitals hereof.

"TurboCare Facilities" has the meaning set forth in Section 6.9 hereof.

"Unimproved Parcel" means the vacant land off Nottingham Way, Trenton, New Jersey, located north of the North Plant, between the fence and the property line formed at or near the railroad, and if the Subdivision is approved pursuant to the Major Subdivision Plan described in Exhibit E-1 hereto, shall mean the land more specifically described in Schedule 15.1(e)(i) hereto or, if the Subdivision is approved pursuant to the Alternate Major Subdivision Plan described in Exhibit E-2 hereto, shall mean the land more specifically described in Schedule 15.1(e)(ii) hereto.

"Welfare Plan" has the meaning set forth in Section 8.4 hereof.

Prorations. The Purchaser, as of the Closing Date, shall pay such amounts as may be required to replace all deposits held with the suppliers of utilities to the Divisions, and to assist the Seller as may be reasonably required in obtaining a return of such deposits put in place by the Seller as of the Closing Date.

All ad valorem personal and real property taxes and special and general assessments relating to the Assets and all prepaid expenses included in the Assets shall be prorated between the Seller and the Purchaser as of the Closing Date, and all such taxes applicable to periods of time prior to the Closing Date shall be the sole obligation, responsibility and expense of the Seller, and shall be Retained Liabilities to be paid by the Seller. All such assessments and taxes applicable to periods following the Closing Date shall be Assumed Liabilities.

Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any and all previous agreements and understandings between the parties hereto with respect to those matters.

Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of New York without regard to the principles of conflicts of laws.

Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, each of the Seller and the Purchaser shall bear fifty percent (50%) of the costs of (a) all transfer and documentary taxes and fees imposed with respect to instruments of conveyance in the transaction contemplated hereby and (b) all sales, use, value added, gains, excise and other transfer or similar taxes on the transfer of the Assets and the Joint Venture Interest contemplated hereunder. The Purchaser or the Seller, as the case may be, shall execute and deliver to the other at the Closing any certificates or other documents as the other may reasonably request to comply with any reporting, notification, or filing requirements relating to, or to perfect any exemption from, any transfer, documentary, sales, gains, excise or use tax, or other similar taxes. For the purposes of the first sentence of this Section
15.5 only, the term "gains tax" shall be limited to those taxes which are in the nature of stamp taxes and (i) are imposed only at the time of the transfer of real estate, (ii) impose an amount due that is determined as a percentage of the consideration for or value of the real estate being transferred, (iii) must be paid as a prerequisite to recording, and (iv) are imposed irrespective of whether the transferor enjoyed a gain or suffered a loss on the underlying sale or transfer.

Expenses. Except as may be expressly contemplated herein, each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or four (4) days after being mailed by registered mail, return receipt requested, or upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile transmission, to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Seller or the JV Seller, to:

   Imo Industries Inc.
   P.O. Box 6550
   1009 Lenox Drive
   Building Four West
   Lawrenceville, New Jersey 08648
   Telephone: (609) 896-7600
   Facsimile: (609) 896-7688
   Attention: Thomas J. Bird, Esq.
   Senior Vice President and General Counsel

   with a copy to:

   Weil, Gotshal & Manges
   767 Fifth Avenue
   New York, New York 10153
   Telephone: (212) 310-8000
   Facsimile: (212) 310-8007
   Attention: Stephen M. Besen, Esq.

If to the Purchaser, to:

   Mannesmann Capital Corporation
   450 Park Avenue, 24th Floor
   New York, New York  10022
   Attention: Joseph E. Innamorati, Esq.
   Vice President and General Counsel
   Telephone: (212) 826-0040
   Facsimile: (212) 826-0074

   with a copy to:

   Jones, Day, Reavis & Pogue
   North Point
   901 Lakeside Avenue
   Cleveland, Ohio  44114
   Attention: John P. Dunn, Esq.
   Telephone: (216) 586-3939
   Facsimile: (216) 579-0212

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

Binding Effect; No Assignment.  Except as otherwise permitted in Section
15.14 hereof, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of Law or otherwise) without the prior written consent of each of the other parties hereto, which consent may be withheld or granted by such parties in its sole discretion; provided, however, the Purchaser may assign to one or more of its Affiliates the right to purchase and take title to any or all of the Assets or the Joint Venture Interest without the prior written consent of the Seller; provided, further, that no such assignment by the Purchaser shall release the Purchaser of any of its obligations hereunder. Any attempted assignment without required consents shall be void.

Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

Waiver of Compliance with Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the Seller agrees to indemnify and hold the Purchaser harmless from and against all Damages resulting from or arising out of the failure to comply with, or to provide notice with respect to, the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Third Parties. Except as provided in Section 13.1 or 13.2 hereof, with respect to indemnified parties, this Agreement shall not confer upon or give to any Person other than the parties hereto and their respective permitted assigns, any rights or remedies under or by reason of this Agreement.

Arbitration; Exclusive Remedy. Any and all claims, disputes, questions or controversies involving the Sellers and the Purchaser and arising under or in connection with this Agreement (except those arising under Section 12.5 hereof) shall be submitted to and finally settled by arbitration as provided in this Section 15.15. Any such arbitration proceedings shall be conducted in English and the controlling copies of all documents shall be printed in English. The location of any such arbitration proceedings shall be in New York, New York, USA, and such proceedings shall be conducted in accordance with the Rules of Conciliation and Arbitration of the American Arbitration Association, before three arbitrators, one appointed by the Seller, one appointed by the Purchaser and one arbitrator appointed in accordance with the applicable rules of the American Arbitration Association. The award rendered by the arbitrator shall be final. An action or proceeding to enforce such award may be brought in any court of competent jurisdiction. The costs of the arbitration proceeding (including the fees and expenses of the arbitrator) shall be shared equally by the parties.


IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.


IMO INDUSTRIES INC.


By:
Name:
Title:


IMO INDUSTRIES INTERNATIONAL INC.


By:
Name:
Title:


MANNESMANN CAPITAL CORPORATION


By:
Name:
Title: